UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

_________________

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WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________

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2026

Notice of Annual Meeting
and Proxy Statement

WisdomTree, Inc.

Notice of 2026 Annual Meeting of Stockholders

We cordially invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of WisdomTree, Inc. (“WisdomTree”, the “Company”, “we” or “our”). Stockholders as of the record date for the Annual Meeting are entitled to vote on the items set forth below. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

See the “General Information for Stockholders About the Annual Meeting” section of the proxy statement on page 10 for information about voting and attending the Annual Meeting.

Date And Time: June 17, 2026 at 10:00 a.m., Eastern Time	Virtual Meeting Site: www.virtualshareholdermeeting.com/WT26	Record Date: April 23, 2026	Mailing Date: On or about April 29, 2026

Voting Matters and Board Recommendations

At or before the Annual Meeting, we ask that you vote on the following items:

Proposal		Board Recommendation	Page Reference
1	Elect nine members of our Board of Directors	FOR	17
2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR	33
3	Vote on an advisory resolution to approve the compensation of our named executive officers	FOR	36

In addition, stockholders are asked to transact any other business that may properly come before the meeting or any postponements or adjournments thereof.

WisdomTree, Inc. | 2026 Proxy Statement

Please follow the easy instructions on your proxy card or voting instruction form to vote in any of the following ways:

Vote by Internet You may vote electronically by locating the unique control number on your proxy card or voting instruction form and accessing the following website: https://www.proxyvote.com.
Vote by QR Code Scan the QR code on your computer or mobile phone, which will take you to https://www.proxyvote.com.
Vote by Phone Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada.

Vote by Mail

If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card or voting instruction form received and returning it in the pre-paid envelope.

Vote at the Meeting

Stockholders of record, or beneficial owners with a legal proxy from their bank, broker or other nominees, can also vote at the virtual Annual Meeting by clicking on the “Cast Your Vote” link.

A list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting on a reasonably accessible electronic network for a period of ten (10) days prior to the Annual Meeting date. Please email Marci Frankenthaler, Secretary, at mfrankenthaler@wisdomtree.com if you wish to examine the stockholder list prior to the Annual Meeting.

It is very important that your shares be represented and voted at the virtual Annual Meeting no matter how many shares you own. Whether or not you plan to attend the virtual Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet, by telephone or by mailing the proxy card or voting instruction form in the postage-paid envelope provided. Returning your proxy or voting instruction form or voting over the internet or by telephone does not deprive you of your right to attend the Annual Meeting virtually and to vote your shares at the virtual Annual Meeting.

By order of the Board of Directors,

Marci Frankenthaler, Secretary

WisdomTree, Inc. | 2026 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
To Be Held on June 17, 2026.

We have elected to utilize the “notice and access” option and are providing access to all stockholders entitled thereto to all proxy materials on a publicly accessible website. The proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025 are available on our investor relations website at:
https://ir.wisdomtree.com/company-information/annual-reports-proxy.

This proxy statement contains information about the 2026 Annual Meeting of Stockholders of WisdomTree, Inc. Proxy materials will be first sent to stockholders on or about April 29, 2026.

IMPORTANT

Your vote at this year’s Annual Meeting is important, no matter how many or how few shares you own.

All stockholders are invited to attend the virtual Annual Meeting. Whether or not you expect to attend the virtual Annual Meeting, we respectfully urge you to vote over the internet, by telephone or by signing, dating and returning the enclosed proxy card as promptly as possible. Stockholders who execute a proxy card may nevertheless attend the virtual Annual Meeting, revoke their proxy and vote their shares during the virtual Annual Meeting. “Street name” stockholders who wish to vote their shares during the virtual Annual Meeting will need to obtain a legal proxy from the bank, broker or other nominee in whose name their shares are registered. The instructions for voting over the internet or by telephone are provided on your proxy card.

Only your latest dated, signed proxy card or voting instruction form will be counted. Any proxy may be revoked at any time prior to its exercise at the virtual Annual Meeting as described in this proxy statement.

WisdomTree, Inc. | 2026 Proxy Statement

WisdomTree, Inc. | 2026 Proxy Statement

Unless otherwise indicated, references to “the Company,” “we,” “us,” “our” and “WisdomTree” mean WisdomTree, Inc. and its subsidiaries.

WisdomTree®, WisdomTree Connect™, WisdomTree Prime® and Modern Alpha® are trademarks of WisdomTree, Inc. in the United States and in other countries. All other trademarks are the property of their respective owners.

WisdomTree, Inc. | 2026 Proxy Statement

WisdomTree, Inc.  |  250 West 34th Street, 3rd Floor  |  New York, NY 10119

Proxy Statement for the 2026 Annual
Meeting of Stockholders

To be Held on June 17, 2026

Proxy Summary

This summary does not contain all the information that you should consider before voting. Please read this entire proxy statement carefully. For more information about our 2025 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2025, a copy of which is available on our investor relations website at https://ir.wisdomtree.com/sec-filings/annual-reports.

This proxy statement and our annual report are first being mailed on or about April 29, 2026 to stockholders entitled to vote at the Annual Meeting.

About our Company

WisdomTree, Inc. is a global financial innovator, offering a diverse suite of exchange-traded products (“ETPs”), models and solutions, private market investments and digital asset-related products. Our offerings empower investors to shape their financial future and equip financial professionals to grow their businesses. Leveraging the latest financial infrastructure, we create products that emphasize access and transparency and provide an enhanced user experience. Building on our heritage of innovation, we offer next-generation digital products and services related to tokenized real world assets and stablecoins, as well as our institutional platform, WisdomTree Connect™, and blockchain-native digital wallet, WisdomTree Prime®, and have expanded into private markets through the acquisition of Ceres Partners’ U.S. farmland platform.

Corporate Performance Highlights

Strong Performance

•  Our business delivered strong progress in 2025 as we advanced our long-term strategic initiatives and further strengthened the foundation for durable growth. We ended the year with AUM of $144.5 billion at December 31, 2025, up 31.6% as compared to the prior year, driven by favorable market conditions and net inflows of $8.5 billion, representing annualized organic growth of approximately 8%. Revenues and operating income increased 15.4% and 26.9%, respectively, year over year, driving approximately 300 basis points of operating margin expansion, supported by higher average AUM, improved revenue capture and continued operating discipline. These results underscore the resilience of our business model and the benefits of our strategy to diversify revenue streams and enhance earnings quality.

•  A significant strategic milestone in 2025 was the acquisition of Ceres Partners, LLC (“Ceres”), which marked our entry into private assets and added exposure to U.S. farmland, which we believe to be one of the largest and most underpenetrated real asset classes. At December 31, 2025, we managed $1.9 billion in farmland-based strategies, an asset class with low correlation to traditional financial markets that enhances the diversification of our overall platform. This acquisition also increased our revenue capture and resulted in operating margin expansion of more than 200 basis points.

•  Our Portfolio Solutions business continued to gain traction. Assets under advisement in our models offering reached $6.1 billion, an increase of approximately 60% from the prior year, supported by deeper engagement across major wealth platforms and registered investment advisers. The program provides advisors with customized evaluations, a suite of model portfolios and shared CIO services designed to support scalable, repeatable investment processes. In addition,

WisdomTree, Inc. | 2026 Proxy Statement       1

Proxy Summary

our strategic minority investment in, and multi-year collaboration with, Quorus Inc. (“Quorus”), a technology-driven asset manager and registered investment adviser with platform capabilities for delivering customizable tax-efficient portfolio solutions, enables certain of our investment strategies to be implemented in separately managed accounts (“SMAs”) via the Quorus platform, and our model portfolios to be made available there, with integrated trading and rebalancing, providing advisors with additional customization options and implementation flexibility, and expanding our reach within the wealth management ecosystem. Together, these initiatives contribute to more consistent and higher-quality revenue streams.

•  We also achieved notable growth in digital assets. Digital assets AUM increased to $0.8 billion as of December 31, 2025, driven primarily by the expansion of our tokenized money market offering, the WisdomTree Treasury Money Market Digital Fund. Early adoption of this product highlights the broader potential for tokenization across real world assets, including future applications in fixed income and equities. Institutional clients access our tokenized mutual funds (“Digital Funds”) through WisdomTree Connect, while WisdomTree Prime provides direct-to-consumer access to digital assets such as bitcoin, ether, tokenized gold, U.S. dollar tokens and 15 Digital Funds. Our continued focus on “responsible DeFi” ensures these offerings remain aligned with regulatory standards while positioning us at the forefront of blockchain-enabled financial innovation.

•  Our initiatives across ETPs, private assets, digital assets, models and SMAs are integral to our long-term growth strategy and are intended to drive sustained AUM growth, revenue diversification, improved revenue capture and stronger operating margins. We believe this strategic alignment positions us to continue delivering stockholder value and driving future performance.

Balance Sheet Management

•  In August 2025, we completed a private offering of $475.0 million in aggregate principal amount of 4.625% convertible senior notes due 2030 (the “2030 Notes”) to facilitate the Ceres acquisition. Concurrent with the issuance, we repurchased approximately 6.8 million shares of our common stock and extinguished $24.0 million in aggregate principal amount of our 5.75% convertible senior notes due 2028 (the “2028 Notes”). We subsequently extinguished the remaining $1.8 million principal amount of these 2028 Notes in November 2025.

•  In March 2026, we completed a private offering of $603.75 million in aggregate principal amount of 4.50% convertible senior notes due 2031 to facilitate the pending acquisition of Atlantic House Holdings Limited. Concurrent with the pricing of the offering, we entered into privately negotiated exchange transactions with certain holders of our 3.25% convertible senior notes due 2026 and our 3.25% convertible senior notes due 2029, pursuant to which we exchanged an aggregate of $350.0 million principal amount of such notes for a combination of cash and shares of our common stock.

•  We continue to return capital to our stockholders in the form of a quarterly cash dividend, which we have paid consecutively since 2014. Over the last three years, we also have repurchased approximately 15.5 million shares of our common stock for an aggregate cost of approximately $169.2 million, inclusive of the 6.8 million shares repurchased in August 2025 described above.

Disciplined Risk Management

•  Our Board of Directors (“Board”) actively oversees the development of strategic objectives and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of such strategic plans.

•  In addition, we have a Global Risk Committee, consisting of members of senior management, which oversees risks both inside and outside of the firm, including any heightened or changed risks as they relate to independent third-party service providers. The Global Risk Committee meets quarterly and reports to the Audit Committee of the Board at regularly scheduled Audit Committee meetings.

•  We have a robust cybersecurity and artificial intelligence (AI) risk management program that identifies, assesses and treats cybersecurity and AI-related risks, which is directed by our Chief Information Officer (“CIO”) and overseen by the Audit Committee. The CIO regularly reports to the Audit Committee on our cybersecurity and AI risks, and the chair of the Audit Committee reports on these discussions to the Board.

2     WisdomTree, Inc. | 2026 Proxy Statement

Proxy Summary

Mission, Vision, Values

We strive to differentiate ourselves in the asset management industry through our sense of community and purpose integrated into our culture, where every employee has a voice. Guided by our mission, vision and values and a defined framework for growth, we believe we are well positioned for success.

Our mission is to deliver a better financial experience through the quality of our products, solutions and engagement.

Our vision is to be the leader in delivering best structured access to global asset classes, empowering clients through innovative solutions and long-term performance.

Our values are grounded in:

•  Excellence and Innovation – we strive to be great every day, and we relentlessly focus on improving our process, products and solutions to drive positive change in the business and continually advance our mission.

•  Transparency and Accountability – we always strive to do the right thing, without shortcuts or exceptions, and we learn from our mistakes and celebrate success.

•  Having Fun – we work with integrity and purpose and support each other as a global team.

Corporate Responsibility

Corporate responsibility is embedded throughout our business, which we believe benefits our employees, stockholders and other stakeholders. We have made a firmwide commitment to incorporate corporate responsibility efforts through various initiatives, including working to enhance our employee experience through training and the provision of employee benefits, investing in our community through firmwide service projects, caring for our environment and continuously striving to improve corporate governance. We are proud to have built an inclusive workforce across our entire organization.

We have a Global Sustainability Committee to drive corporate responsibility efforts and advance our long-term sustainability strategy, with oversight from our Board, the Nominating and Governance Committee and our executive management team. Our Global Sustainability Committee is comprised of leaders throughout the firm and is responsible for developing and implementing our corporate sustainability strategy across the Company.

WisdomTree, Inc. | 2026 Proxy Statement       3

Proxy Summary

Included below are highlights of our corporate responsibility programs and practices. Our Corporate Responsibility Report, available on our investor relations website at https://ir.wisdomtree.com/company-information/corporate-responsibility/, provides additional details about these programs and policies and the corporate sustainability positioning of our firm as a whole.

Inclusion and Engagement

•   Our global employee-led Community and Connection Collective (C3) oversees initiatives like accessibility training, empowerment workshops, inclusive feedback training and financial literacy programs. C3 also promotes awareness days and months across the firm in recognition of Black history, women’s history, pride, mental health and men’s health, among others.

•   Our global employee-led Women’s Initiative Network (WIN) supports career and leadership development through global events, seminars, roundtable forums, charitable giving initiatives, and a mentorship program that connects employees of all genders with firm leaders to help them achieve their career development goals. WIN initiatives have fostered firm-wide connectivity and increased internal and external visibility for female employees.

Enhancing Our Employee Experience

•   We offer our employees extensive health, wellness, career development and other benefits, including a monthly stipend to cover remote work-related business expenses, numerous wellness programs, an educational assistance program, and unlimited paid time-off for U.S. employees and flexible sick leave policies.

•   Our annual “Team Alpha” Awards recognize employees who led significant successes while exhibiting extraordinary teamwork and demonstrating strong character.

•   In the U.S., we were named a “Best Places to Work in Money Management” by Pensions & Investments for the sixth consecutive year and nine years total, and we ranked first within the category for managers with 100-499 employees, the fourth consecutive year earning a ranking among the top five employers. In the U.K., we were also named a “Best Workplace” for medium-sized companies for the sixth consecutive year and a “Best Workplace for Women” for medium-sized companies for the third time by Great Place to Work.

Investing in Our Community

•   We encourage employees to be active members of the community and to give back through a variety of programs, including paid time-off to volunteer at a charitable organization of their choice.

•   In addition to a modest monetary award, our “Team Alpha” award winners have the opportunity to donate to a charity of their choice. In 2025, this initiative contributed $52,500 in charitable donations across our U.S. and European offices.

•   We continue to support charitable causes through regular donations. For example, in the U.S., we contributed to organizations including Americares Foundation, the Rainforest Alliance, the Susan G. Komen Foundation, The Sharing Shelf, 9/11 Day, Black Girls Code, the Breast Cancer Research Foundation, Cradles to Crayons, Her Justice and the International Rescue Committee.

•   In our European offices, we hosted events to raise awareness and funds for several organizations including Alzheimer’s Research UK, Dementia Research UK, Calthorpe Community Garden, Save the Children, Movember, Refuge UK and Teach First. Additionally, as part of its aim to amplify access to opportunities, C3 engaged with various high schools in London to provide financial literacy and exposure to roles within the financial services industry to unrepresented and underprivileged groups.

Caring for Our Environment

•   Our entire global workforce operates under our “Work Smart” philosophy, where time in the office is generally not prescribed, and team leaders are empowered to determine how their teams work best, based on their roles, with employees remaining accountable for achieving individual, team and Company outcomes. In keeping with this approach, we maintain a smaller office footprint, which we believe has enhanced our efficiency and sustainability and will continue to do so in the future.

•   Through carbon-offsetting, our European operations have been certified carbon neutral since 2019. Partnering with Carbon Footprint, we successfully calculated and offset our carbon emissions in Europe. Our Europe team is currently supporting a reforestation project in India to offset 2024 emissions.

Corporate Governance	• As described under “Board Governance Overview” below, our Board is committed to strong and effective governance and oversight through a number of policies, practices and procedures.

4     WisdomTree, Inc. | 2026 Proxy Statement

Proxy Summary

Board of Directors Highlights

We have an independent and highly qualified Board that oversees WisdomTree’s strategy and performance with the best interests of all stockholders in mind. Our Board is strongly committed to effective corporate governance. Over the past several years, our Board has undergone significant refreshment, adding directors with complementary experience and perspectives. During this period, committee leadership has been thoughtfully rotated, and all committee chair positions are currently held by directors who joined the Board within the past several years.

Win Neuger, a Board member with extensive global asset management experience, will serve out his remaining term expiring at the Annual Meeting and will not stand for re-election. The Board sincerely thanks Mr. Neuger for his distinguished service, outstanding leadership – including as a former Board chair and chair of the Compensation Committee and Nominating and Governance Committee – and his many valuable contributions over years of dedicated service as a director.

In light of Mr. Neuger’s planned departure and the importance of maintaining relevant industry expertise on the Board, the Nominating and Governance Committee recommended, and the Board unanimously nominated, Frank Salerno, together with the current Board members other than Mr. Neuger, to be included in the Board’s slate to stand for election at the Annual Meeting. Mr. Salerno brings significant experience in the asset management industry, including many years in senior leadership roles at large asset management firms, as well as prior service on our Board. His nomination reflects the Board’s continued focus on maintaining an appropriate balance of experience and refreshed perspectives.

Set forth below is additional information about the director nominees, including age, independence, tenure, other board service and committee memberships:

					Board Committees
Name	Age	Independent	Director Since	Other Public Company Boards	Audit	Compensation	Nominating & Governance	Technology Strategy
Director Nominees
Lynn S. Blake	61	✔	2022	United Natural Foods, Inc.; Assurant, Inc.	C*	M
Anthony Bossone	55	✔	2009		M*	M
Smita Conjeevaram	65	✔	2021	McGrath RentCorp; SkyWest, Inc.; SS&C Technologies Holdings, Inc.		M
Rilla Delorier	59	✔	2023	Atlantic Union Bankshares Corporation; Coastal Financial Corporation		C	M	M
Daniela Mielke	60	✔	2022	PROG Holdings, Inc.			M	C
Shamla Naidoo	61	✔	2023	Asbury Automotive Group, Inc.; QBE North America	M		C	M
Tonia Pankopf	58	✔	2023		M*	M
Frank Salerno	66	✔	(1)
Jonathan Steinberg	61		1988

*    Financial Expert            M = Member            C = Chair

(1) Mr. Salerno previously served as non-executive Chair of the Board from October 2019 to June 2023 and served as Lead Independent Director from July 2005 until October 2019.

WisdomTree, Inc. | 2026 Proxy Statement       5

Proxy Summary

Board Responsiveness and Composition

The Board actively considers stockholder perspectives in its governance and composition decisions. In recent years, the Board has undertaken significant refreshment and governance enhancements, including the addition of new independent directors, rotation of committee leadership and declassification of the Board.

These actions reflect the Board’s commitment to maintaining an effective and appropriately composed Board. The Board continues to evaluate its composition to ensure an appropriate balance of skills, experience, tenure and perspectives. This includes maintaining relevant industry experience and benefiting from directors who bring deep knowledge of the Company alongside newer perspectives, aligned with the Company’s strategy and stockholder interests.

Director Qualifications and Experience

The following table provides an overview of the specific skills, experiences and areas of knowledge of our director nominees that allow the Board to effectively serve and represent the interests of our stockholders, customers and employees. In addition, directors gain substantial experience through serving on our Board, which involves significant exposure to the complex regulations and changing landscape of the financial services industry.

Skills and Experience	Blake	Bossone	Conjeevaram	Delorier	Mielke	Naidoo	Pankopf	Salerno	Steinberg
Corporate Governance	l	l	l	l	l	l	l	l	l
Global Business Experience	l	l	l		l	l	l		l
Executive Leadership	l	l	l	l	l	l		l	l
Financial Services/Asset Management	l	l	l	l	l		l	l	l
Accounting/Financial Reporting	l	l	l	l	l	l	l	l
Other Public Company Expertise	l		l	l	l	l	l	l
Risk Management	l	l	l	l	l	l	l
Information Technology/Cybersecurity Oversight	l	l		l	l	l	l
ETF Expertise	l	l						l	l
Legal and Regulatory		l	l			l
Digital Transformation/Marketing				l	l	l

6     WisdomTree, Inc. | 2026 Proxy Statement

Proxy Summary

Board Governance Overview

Our Board is committed to strong and effective governance and oversight. Annually, and more often as necessary, the Board reviews and enhances its practices for Board independence, accountability and effectiveness. Below are some highlights of our Board governance program.

Board Independence
Separation of Roles	The roles of Chair of the Board and Chief Executive Officer are completely separate.
Substantial Majority of Independent Directors	All directors are considered independent under applicable standards except Jonathan Steinberg, our CEO.
Independent Director-Led Committees

All standing Board committees are comprised entirely of independent directors. Over the past two years, the Board appointed new chairs to each of these Board committees; with these changes, all standing Board committees are chaired by directors who joined the Board within the past five years.

Executive Sessions	Independent directors regularly meet in executive session without management throughout the year.
Board Accountability
Annually Elected Directors	The Board is fully declassified. All directors are elected annually.
Attendance	The Board and its committees had a 99% aggregate attendance rate in 2025.
Majority Voting Standards	We utilize majority voting requirements for director elections for which there is not an opposing slate of director nominees.
Oversight of Strategy

The Board oversees the development of strategic objectives and receives updates on the implementation of strategic plans throughout the year at regularly scheduled Board meetings. The Board also reviews the risk assessment of such strategic plans.

Oversight of Cybersecurity and Artificial Intelligence Risks

The Audit Committee oversees the management of cybersecurity and artificial intelligence (AI) risks, including our cybersecurity and AI risk assessments and management policies and procedures. The Audit Committee receives regular reports on cybersecurity and AI risks from management and, in turn, reports on these discussions to the Board.

Oversight of Corporate Responsibility Matters

The Nominating and Governance Committee reviews and provides oversight of our strategy, initiatives and policies concerning corporate responsibility, including an annual review of our human rights policy and global sustainability matters, and makes recommendations to the Board regarding our sustainability initiatives and relevant public disclosures.

Stock Ownership Guidelines	Our non-employee directors and executive officers are subject to stock ownership guidelines.
Prohibition of Pledging, Hedging, Short Sales and Derivative Transactions

Our insider trading policy prohibits pledging, hedging, short sales and derivative transactions in our securities by directors, officers, employees and consultants who in the ordinary course of their duties have access to material nonpublic information of the Company.

Oversight of Executive Management Succession Planning	The Board engages in regular executive management succession planning reviews, as well as succession planning discussions at the Nominating and Governance Committee level.
Proxy Access	Stockholders that meet certain requirements can have their director nominees included in our proxy statement.

WisdomTree, Inc. | 2026 Proxy Statement       7

Proxy Summary
Board Effectiveness
Robust Self-Assessments

The Board and each committee complete written self-assessments. Management implements action plans based on directors’ feedback and reports to the Board on the implementation of those plans to ensure continuous improvement.

Director Education Program

To enhance directors’ knowledge on topics relevant to oversight of the Company, Board members participate in educational programs, including through a membership we procure for each director with the National Association of Corporate Directors.

Broad Director Onboarding Program

Our comprehensive onboarding program seeks to quickly integrate new directors in our business and culture and features one-on-one sessions with senior executives and functional area representatives, and training on Company policies and industry trends.

Board Succession Planning	The Board, and its relevant committees, discuss director succession planning, focusing on business needs, industry trends, diverse perspectives and stockholder expectations.
Over-Boarding Restrictions

To maintain Board effectiveness, ensure that directors have sufficient time to devote to their duties, and align with stockholder expectations, directors may serve on up to four total public company boards and directors who serve as our CEO or an executive officer may serve on a total of two public company boards. In addition, a member of the Audit Committee may not serve on the audit committees of more than three public companies in total.

Strong Corporate Governance Guidelines	Our Corporate Governance Guidelines and Board Committee Charters are clear and robust and are reviewed annually to maintain strong and sound governance practices.

Executive Compensation

Impact of Total Shareholder Return on NEO Compensation

A significant portion of our executive compensation program is linked to total shareholder return (“TSR”), as follows:

•  relative TSR is a performance metric included in our performance-based incentive compensation program for our NEOs. As described in the Compensation Discussion and Analysis section of this proxy statement in the subsection titled “2025 Incentive Compensation Program and Results,” the 2025 funded payout percentage for this performance metric was 100% of target;

•  long-term incentive compensation is granted entirely in the form of equity awards, whose value is explicitly linked to TSR, and are comprised of both restricted stock awards and relative TSR-based performance-based restricted stock units (“PRSUs”);

•  PRSUs granted for 2025 performance in January 2026 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of each of their respective long-term equity awards granted; and

•  the payout on PRSUs that vested in January 2024, January 2025 and January 2026 was 200%, 200% and 199% of target, respectively.

Changes to be Effective in 2026

Beginning in February 2026, the Compensation Committee changed the methodology used to determine the target number of PRSUs granted to our NEOs, including PRSUs granted in January 2026 related to 2025 performance. Under the revised approach, the target number of PRSUs awarded is determined by dividing the target dollar value of the award by the closing price of our common stock on the grant date, which is the same methodology used to determine the number of shares underlying restricted stock awards.

Prior to this change, the Compensation Committee approved 2026 PRSU grants using the Company’s historical methodology, under which the target number of PRSUs granted was determined by dividing the target dollar value of the award by the grant-date fair value of the PRSU, in accordance with Financial Accounting Standards Board Accounting Standard Codification (“ASC”) Topic 718 Compensation – Stock Compensation (“ASC 718”), using a Monte Carlo simulation.

8     WisdomTree, Inc. | 2026 Proxy Statement

Proxy Summary

In February 2026, the Compensation Committee approved the revised methodology described above and, in connection with that change, approved additional PRSU grants to our NEOs intended to align the aggregate target number of PRSUs granted in 2026 with the revised approach, while maintaining the same performance metrics, payout range and overall design of the PRSU program. These supplemental awards were separate grants with a three-year performance period from February 2026 through February 2029. The Compensation Committee made this change so that the number of shares delivered at target performance more directly corresponds to the stated target dollar value of the award and the change did not represent an increase in the dollar value of the target compensation opportunity approved for our NEOs.

2025 Total Compensation Pay Mix

The following charts reflect the elements of 2025 total compensation for (i) our CEO and (ii) our other NEOs, on average, as a percentage of their total compensation. Incentive compensation paid to our CEO is most heavily weighted toward long-term equity incentives, followed by our COO, and then our other NEOs. Long-term equity awards consist of restricted stock awards and PRSUs. PRSUs granted to our CEO and COO represent 50% of the long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of the long-term equity awards granted.

Compensation Program Best Practices

Our compensation programs incorporate best practices, including the following:

What We Do	What We Don’t Do

✔   Annual say-on-pay advisory vote

✔   Pay for performance compensation philosophy

✔   Robust stock ownership guidelines

✔   Clawback policy applicable to cash and equity incentive compensation

✔   Independent compensation consultant

✔   Entirely independent Compensation Committee

✔   Annual compensation risk assessment

🗶 No dividends are paid with respect to unvested equity awards 🗶 No pledging, hedging, short sales or derivative transactions 🗶 No excessive perks 🗶 No excessive risk taking 🗶 No excise tax gross-ups

WisdomTree, Inc. | 2026 Proxy Statement       9

General Information for Stockholders About
the Annual Meeting

Who is soliciting my vote?

The Board of Directors of WisdomTree, Inc. is soliciting your vote for the 2026 Annual Meeting of Stockholders (“Annual Meeting”).

How do I attend the Annual Meeting, and may I ask questions?

The Annual Meeting will be conducted virtually over the internet. Please go to www.virtualshareholdermeeting.com/WT26 for instructions on how to attend and participate. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the internet at such site. Stockholders as of the record date of the Annual Meeting may submit questions while attending the Annual Meeting over the internet by using the 16-digit control number included in the proxy card or voting instructions that accompanied these proxy materials, may vote their shares, and will have access to the list of stockholders entitled to vote at the meeting.

In order to encourage stockholder participation and transparency, subject to our rules of conduct and procedures, we will:

•  provide stockholders attending the Annual Meeting with the ability to submit appropriate questions relating to an agenda item on which stockholders are entitled to vote during the Annual Meeting through the Annual Meeting website when such item is being considered;

•  provide management with the ability to answer as many questions submitted during the Annual Meeting in accordance with the meeting rules of conduct as possible in the time allotted for the Annual Meeting without discrimination;

•  address technical and logistical issues related to accessing the virtual meeting platform;

•  provide procedures for accessing technical support to assist in the event of any difficulties accessing the Annual Meeting; and

•  to the extent time permits, management may conduct an informal online question and answer session.

How many votes can be cast by all stockholders?

152,437,434 shares of our common stock were outstanding and entitled to be voted on April 23, 2026, the record date for determining stockholders eligible to vote. Each share of common stock is entitled to one vote on each matter.

What am I voting on?

There are three matters scheduled for a vote:

•  Proposal 1: Election of nine members of our Board (the “Director Election Proposal”);

•  Proposal 2: Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal”); and

•  Proposal 3: Vote on an advisory resolution to approve the compensation of our named executive officers (the “Executive Compensation Proposal”).

How many votes are required to approve each proposal?

Director Election Proposal. Under our by-laws, the directors must be elected by the affirmative vote of a majority of the votes cast in uncontested elections, such as the election of directors at the Annual Meeting. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee.

10     WisdomTree, inc. | 2026 Proxy Statement

General Information for Stockholders About the Annual Meeting

Abstentions and broker non-votes, if any, will have no effect on the election of the nominees. Any nominee who does not receive a majority of votes cast “for” their election would be required to tender their resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the stockholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and disclose its decision-making process.

Auditor Ratification Proposal. The affirmative vote of a majority of votes cast is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions and broker non-votes, if any, will have no effect on this proposal.

Executive Compensation Proposal. The affirmative vote of a majority of votes cast is necessary for the approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on this proposal.

What are “broker non-votes”?

A broker non-vote occurs when the bank, broker or nominee holding shares in street name has not received voting instructions from the beneficial owner and either elects not to vote the shares on a routine matter at the stockholders meeting or is not permitted to vote those shares on a non-routine matter.

If you are a beneficial owner whose shares of record are held by a bank, broker or other nominee (sometimes called “street name” or “nominee name”), you may instruct your bank, broker or other nominee how to vote your shares. If you do not give instructions to your bank, broker or other nominee, the bank, broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the rules of the New York Stock Exchange (“NYSE”), banks, brokers or other nominees have the discretion to vote on routine matters, but do not have discretion to vote on non-routine matters.

Because two of the proposals being voted on at this Annual Meeting are “non-routine,” if you hold your shares in the name of your bank, broker or other nominee and you do not provide your bank, broker or other nominee with specific instructions regarding how to vote on a non-routine proposal to be voted on at the Annual Meeting, your bank, broker or other nominee will not be permitted to vote your shares on that proposal and your shares with respect to that proposal will be deemed a broker non-vote. Because brokers have discretionary authority on at least one proposal at the meeting, broker non-votes will be counted for purposes of calculating whether a quorum is present at the meeting.

The Auditor Ratification Proposal is considered to be a “routine” matter under NYSE rules and thus if you do not return voting instructions to your bank, broker or other nominee, your shares may be voted by your bank, broker or other nominee in its discretion on this proposal. The Director Election Proposal and Executive Compensation Proposal are considered to be “non-routine” under NYSE rules such that your bank, broker or other nominee may not vote your shares on these proposals in the absence of your voting instructions.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy card or voting instruction form or attend the Annual Meeting will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

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General Information for Stockholders About the Annual Meeting

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a “stockholder of record,” or record holder, with respect to those shares, and we sent the proxy materials directly to you.

Beneficial owner of shares held in street name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares.

How do I vote?

For each proposal, you may either vote “For” or “Against” or abstain from voting.

The Board recommends that you vote:

•  “FOR” each of the Company’s director nominees to be elected to the Board named in the Director Election Proposal;

•  “FOR” the Auditor Ratification Proposal; and

•  “FOR” the Executive Compensation Proposal.

Votes cast by proxy or during the Annual Meeting will be counted by the person(s) we appoint to act as inspector of election for the meeting. The inspector of election will count all votes “for” and “against,” as well as abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by virtually attending the Annual Meeting in person or vote by proxy over the telephone or internet or by returning an executed proxy card. Whether or not you plan to virtually attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You still may attend the Annual Meeting virtually and vote during the Annual Meeting even if you have already voted by proxy.

•  To vote using a traditional proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•  To vote over the internet, simply follow the instructions and use the control number included on the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 16, 2026 to be counted.

•  If you virtually attend the Annual Meeting, you can also vote during the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Other Nominee

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, these proxy materials along with a voting instruction form are being provided by that organization rather than the Company. Simply follow the instructions and mail the voting instruction form or vote over the telephone or the internet to ensure that your vote is counted. To vote by virtually attending the Annual Meeting, you must obtain a valid legal proxy from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials, or contact your broker, bank or other nominee to request a legal proxy. Because several of the proposals at the Annual Meeting are considered “non-routine,” if you hold your shares in the name of your bank, broker or other nominee and you do not provide your bank, broker or other nominee with specific instructions regarding how to vote on a non-routine proposal to be voted on at the Annual Meeting, your bank, broker or other nominee will not be permitted to vote your shares on that proposal.

12     WisdomTree, Inc. | 2026 Proxy Statement

General Information for Stockholders About the Annual Meeting

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing and mailing your proxy card, by telephone, over the internet or by virtually attending the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Other Nominee

If you are a beneficial owner and do not instruct your broker, bank, or other nominee how to vote your shares by completing and mailing the voting instruction form or voting over the telephone or the internet, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Because several of the proposals at the Annual Meeting are considered “non-routine,” if you hold your shares in the name of your bank, broker or other nominee and you do not provide your bank, broker or other nominee with specific instructions regarding how to vote on a non-routine proposal to be voted on at the Annual Meeting, your bank, broker or other nominee will not be permitted to vote your shares on that proposal.

What if I return a proxy card or voting instruction form or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or voting instruction form without marking voting selections, your shares will be voted, as applicable:

•  “FOR” each of the Company’s director nominees to be elected to the Board named in the Director Election Proposal;

•  “FOR” the Auditor Ratification Proposal; and

•  “FOR” the Executive Compensation Proposal.

Who pays for the cost of soliciting proxies?

The entire cost of soliciting proxies on behalf of the Board, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional soliciting materials furnished to stockholders by or on behalf of the Company, will be borne by the Company. Copies of solicitation material will be furnished to banks, brokerage firms, dealers, banks, voting trustees, their respective nominees and other agents holding shares in their names, which are beneficially owned by others, so that they may forward such solicitation material, together with our 2025 Annual Report, which includes our Form 10-K for the year ended December 31, 2025, to beneficial owners. In addition, we will reimburse these persons for their reasonable expenses in forwarding these materials to the beneficial owners.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•  You may submit another properly completed proxy card with a later date.

•  You may grant a subsequent proxy over the telephone or the internet.

•  You may send a timely written notice that you are revoking your proxy to our Secretary, Marci Frankenthaler, at WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119.

•  You may virtually attend the Annual Meeting and vote. Virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.

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General Information for Stockholders About the Annual Meeting

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the proxies will have discretionary authority to vote the shares represented by such proxies in their best judgment, subject to compliance with Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will be able to change your proxy until it is voted.

Will the Annual Meeting be webcast?

Yes. The Annual Meeting will be completely virtual and will be webcast live at www.virtualshareholdermeeting.com/WT26.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2027 annual meeting of stockholders?

Requirements for stockholder proposals to be considered for inclusion in our proxy materials

Stockholders who wish to present proposals for inclusion in our proxy materials for our 2027 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2027 annual meeting of stockholders made under Rule 14a-8 by December 30, 2026. Any proposal of business must be mailed to Marci Frankenthaler, Secretary, WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119. We also encourage you to submit any such proposals by email to mfrankenthaler@wisdomtree.com.

Requirements for director nominations to be considered for inclusion in our proxy materials

Our by-laws permit a stockholder, or a group of up to 20 stockholders, who meet the eligibility requirements of our by-laws to utilize our “proxy access” by-law provision. “Proxy access” can be used to nominate up to the greater of two nominees or 25% of the total number of directors who are members of the Board as of the date that the stockholder(s) notifies us of the intent to utilize proxy access (the “proxy access notice”). Director nominations submitted under this by-law provision must be delivered to us no earlier than December 30, 2026, and no later than January 29, 2027. The proxy access notice must comply with the requirements in our by-laws. To be eligible to utilize our proxy access by-law provision, the stockholder(s) must have continuously owned at least 3% of our outstanding common stock for at least three years as of the date of the proxy access notice. Consistent with standard market practice, proxy access is only available to eligible stockholders who acquired our common stock in the ordinary course of business and not with the intent to change or influence control at WisdomTree and who do not presently have such intent.

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General Information for Stockholders About the Annual Meeting

Requirements for stockholder proposals and director nominations to be brought before an annual meeting

It is the policy of our Nominating and Governance Committee to consider nominations for candidates to our Board that are properly submitted by our stockholders in accordance with our by-laws. Under our current by-laws, proposals of business other than those to be included in our proxy materials following the procedures described in Rule 14a-8 and nominations for directors may be made by any stockholder who was a stockholder of record at the time of the giving of notice provided for in our by-laws, who is entitled to vote at the meeting, who is present in person or by proxy at the meeting and who complies with the notice procedures set forth in our by-laws (i.e., notice must be timely given and contain the information required by the by-laws). To be timely, a notice with respect to the 2027 annual meeting of stockholders must be delivered to our Secretary no earlier than February 17, 2027 and no later than March 19, 2027, unless the date of the 2027 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the Annual Meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination must be mailed to Marci Frankenthaler, Secretary, WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119. We also encourage you to submit any such proposal of business or nomination by email to mfrankenthaler@wisdomtree.com.

In addition, because our by-laws require a stockholder to include a statement that it intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Company’s nominees, a stockholder must effectively provide the notice required under Rule 14a-19 of the Exchange Act by the same deadline noted above to submit a notice of nomination at an annual meeting of stockholders.

Recommendation of Director Candidates by Stockholders

The Nominating and Governance Committee will evaluate candidates for the position of director recommended by stockholders in the same manner as candidates from other sources and will determine whether to interview any candidates or seek any additional information.

Who should I contact if I have any additional questions?

If you hold your shares directly, please email our Secretary, Marci Frankenthaler, at mfrankenthaler@wisdomtree.com. If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

How can I obtain electronic access to the proxy materials?

Our proxy materials are available on our investor relations website at https://ir.wisdomtree.com/company-information/annual-reports-proxy.

Policies on Reporting Concerns About Accounting and Other Matters and Communicating with Non-employee Directors

Our Board and Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-employee directors. Any person, including any employee, who has a concern about the conduct of WisdomTree or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Lynn S. Blake, the Audit Committee chair, who is the designated contact for these purposes. Contact may be made by writing to her, care of the Audit Committee, at our offices at 250 West 34th Street, 3rd Floor, New York, NY 10119, or by email at auditcommittee@wisdomtree.com. Any interested party, including any employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-employee directors, or with our non-employee directors as a group, may contact Smita Conjeevaram, Chair of the Board, by writing to her, care of the Chair of the Board, at our offices using the above address, or by email at WTIchair@wisdomtree.com.

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General Information for Stockholders About the Annual Meeting

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available on the SEC’s website at https://www.sec.gov. You may also read and find a copy of any document we file with the SEC on our investor relations website at https://ir.wisdomtree.com/sec-filings.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of ours under the Securities Act of 1933 (the “Securities Act”), or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report,” to the extent permitted by the rules of the SEC, and “Compensation Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Important Notice Regarding Delivery of Stockholder Documents

In accordance with a notice sent to certain of our stockholders who share a single address, only one copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2025, is being sent to that address unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and help conserve our natural resources. However, any stockholder residing at such an address who wishes to receive a separate copy of this proxy statement or our Annual Report may send a request in writing to WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119, Attention: Marci Frankenthaler, Secretary, or by email to mfrankenthaler@wisdomtree.com, and we will deliver those documents promptly upon receiving the request. Any such stockholder also may contact our Secretary to receive separate proxy statements, annual reports or Notices of Internet Availability of Proxy Materials, as applicable, in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting our Secretary.

16     WisdomTree, Inc. | 2026 Proxy Statement

Proposal 1

Election of Directors

Our Amended and Restated Certificate of Incorporation, as amended, and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our Board. Pursuant to our by-laws, the Board has fixed the number of directors at nine as of the date of the Annual Meeting.

Win Neuger, a Board member with extensive global asset management experience, will serve out his remaining term expiring at the Annual Meeting and will not stand for re-election. In light of Mr. Neuger’s planned departure and the importance of maintaining relevant industry expertise on the Board, the Nominating and Governance Committee conducted a review of the Board’s composition and skills and the experience needed to support the Company’s strategy and oversee its business. Following that review, the Nominating and Governance Committee recommended, and the Board unanimously approved, the nomination of Frank Salerno, together with the following eight current Board members, to be included in the Board’s slate to stand for election at the Annual Meeting: Lynn S. Blake, Anthony Bossone, Smita Conjeevaram, Rilla Delorier, Daniela Mielke, Shamla Naidoo, Tonia Pankopf and Jonathan Steinberg. If elected, each of these nine nominees will serve for a one-year term until the 2027 annual meeting of stockholders and until their successor is duly elected and qualified.

Mr. Salerno brings significant experience in the asset management industry, including many years in senior leadership roles at large asset management firms, as well as prior service on our Board. In recommending Mr. Salerno, the Nominating and Governance Committee and the Board considered his industry expertise, familiarity with the Company’s business, and ability to contribute to effective Board oversight. His nomination reflects the Board’s continued focus on maintaining an appropriate balance of experience and refreshed perspectives.

The nominees recommended by the Board have consented to serving as nominees for election to the Board, to being named in this proxy statement and to serving as members of the Board if elected by our stockholders. As of the date of this proxy statement, we have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Board, upon the recommendation of the Nominating and Governance Committee, may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If any substitute nominee is so designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee, discloses that such nominee has consented to being named in the amended proxy statement and to serve as a director if elected, and includes certain biographical and other information about such nominee required by the applicable rules promulgated by the SEC.

WisdomTree, Inc. | 2026 Proxy Statement       17

Proposal 1

Director Nominees

Lynn S. Blake

Lynn S. Blake has served as an independent consultant since October 2021. Previously, Ms. Blake served in various positions at State Street Global Advisors, Inc. (“SSGA”), the investment management division of State Street Corporation (NYSE: STT), a financial services company, including as Executive Vice President and Global Chief Investment Officer of Equity Indexing, Factor-Based and Environmental, Social, and Governance strategies and overseeing SSGA’s ESG data, research and asset stewardship activities, from January 2011 to September 2021, Head of Non-US Equity Indexing and Smart Beta from 1999 to 2010, and Senior Portfolio Manager, from 1990 to 1999. Ms. Blake served on the board of directors of SSGA Trust Company, the governing board for SSGA Institutional Products and SPDR SPY and DIA ETFs, from January 2018 to September 2021, and at times, served as a member of SSGA’s Global Fiduciary and Conduct Committee, Investment Committee, Executive Management Group, and the State Street Conduct Risk Committee. Additionally, Ms. Blake served on the advisory boards of The Posse Foundation, a college access and youth leadership development program, from December 2016 to July 2023 and the Ira M. Millstein Center for Global Markets and Corporate Ownership at Columbia Law School, a premier research institution, from September 2020 to October 2021. Ms. Blake was also a member of the Investor Advisory Group of the Sustainability Accounting Standards Board (SASB), a nonprofit organization which connects businesses and investors on the financial impacts of sustainability, from 2016 to September 2021. Since September 2023, Ms. Blake has been a member of the Board of Directors of United Natural Foods, Inc., which is the largest publicly-traded wholesale distributor delivering healthier food options throughout the U.S. and Canada. She has also been a member of the Board of Directors of Assurant, Inc., a leading property and casualty insurance company that provides protection services for connected devices, homes and automobiles across the globe, since January 2026. She received a B.S. from Boston College and an M.B.A. in Finance from the D’Amore-McKim School of Business at Northeastern University. Ms. Blake is a Chartered Financial Analyst. She also received the NACD (National Association of Corporate Directors) Directorship Certification and the NACD Certificate in Cyber-Risk Oversight.

Qualifications

We believe that Ms. Blake’s qualifications to serve on the Board include her expertise in investment management and strategies, including her institutional investor perspectives, and her many years of experience in leadership positions in the asset management industry.

Age 61	Director since May 2022
Committees • Audit (Chair) • Compensation

Anthony Bossone

Anthony Bossone has been the Chief Financial Officer of Atlantic-Pacific Capital, Inc., a broker-dealer and global placement agent dedicated to raising capital for alternative investment funds, since 2003. In this role, Mr. Bossone directs and oversees all global financial and administrative functions of the broker-dealer, including financial accounting and reporting, regulatory compliance, planning and analysis, treasury, tax, legal, payroll, human resources, benefits, insurance and other corporate matters. From 2001 to 2003, Mr. Bossone was the Assistant Controller at SAC Capital Advisors, LLC, a hedge fund advisory firm, and from 1999 until 2001, Mr. Bossone served as an equity trader at Schonfeld Securities, LLC, a securities trading firm. Mr. Bossone began his career at PricewaterhouseCoopers LLP in 1993 where he was an audit manager until 1999. Mr. Bossone received his B.S. in Business and Economics with highest honors from Lehigh University and is a Certified Public Accountant. Mr. Bossone also received the NACD (National Association of Corporate Directors) Directorship Certification and the NACD Certificate in Cyber-Risk Oversight.

Qualifications

We believe that Mr. Bossone’s qualifications to serve on the Board include his global financial, accounting and compliance expertise. The Board also benefits from his experience as an equity trader, which provides him with the relevant industry and technical skillset to evaluate our business model.

Age 55	Director since January 2009
Committees • Audit • Compensation

18     WisdomTree, Inc. | 2026 Proxy Statement

Proposal 1

Smita Conjeevaram

Smita Conjeevaram retired in 2013 after a 19-year career in the global investment and hedge fund industry. Her most recent position was as the Chief Financial Officer – Credit Hedge Funds and Deputy Chief Financial Officer – Credit Funds for Fortress Investment Group LLC, a global investment firm, where she served from 2010 to 2013. Prior to that, Ms. Conjeevaram served as the Chief Financial Officer of Everquest Financial LLC, a specialty finance company, from 2006 to 2009, and Strategic Value Partners LLC, a leading global investment firm, from 2004 to 2005. Ms. Conjeevaram began her career as a tax specialist at two Big-4 public accounting firms and is a Certified Public Accountant. In January 2021, Ms. Conjeevaram joined the Board of Directors of McGrath RentCorp (NASDAQ: MGRC), a diversified business-to-business rental company, and SkyWest, Inc. (NASDAQ: SKYW), an aircraft leasing company. She also has served as a director of SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), an investment and financial management software and service provider for the global financial services industry, since November 2015. Ms. Conjeevaram received her B.S. in Accounting and Business Administration from Butler University and a B.A. in Economics from Ethiraj College, Madras, India.

Qualifications

We believe that Ms. Conjeevaram’s qualifications to serve on the Board include her financial, accounting and compliance expertise, global experience and track record of success in guiding companies through significant growth. The Board also benefits from her experience serving on three other public company boards, including a fintech company, which the Board believes will translate into valuable governance and oversight of our digital assets business.

Age 65	Director since January 2021
Chair of the Board Committees • Compensation

Rilla Delorier

Rilla Delorier, a C-suite leader with over 30 years of experience in the banking industry, was most recently the Executive Vice President and Chief Strategy and Digital Transformation Officer at Umpqua Bank, from April 2017 until August 2020. Prior to that, she held various roles at SunTrust Bank from February 2006 until February 2016, including Executive Vice President, leading the Retail Bank, Chief Marketing Officer and Wealth Management Marketing Director. She also served as Chief Marketing Officer, among other roles, at PNC Advisors from 1999 to 2006. Since June 2022, Ms. Delorier has served on the Board of Directors of Atlantic Union Bankshares Corporation (NYSE: AUB), a regional bank headquartered in Richmond, Virginia. Since November 2020, Ms. Delorier has served on the Board of Directors of Coastal Financial Corporation (Nasdaq: CCB), a community bank and a leader in providing banking as a service (BaaS) to digital financial service providers. Ms. Delorier also serves as a director of Nymbus, Inc., a provider of banking technology solutions for financial institutions, since November 2020, and Central City Concern, a nonprofit organization dedicated to ending homelessness, since June 2018. Ms. Delorier received her B.S. from the University of Virginia and her M.B.A. from Harvard Business School.

Qualifications

We believe that Ms. Delorier’s qualifications to serve on the Board include her extensive executive experience leading digital transformation across the banking sector, particularly in the areas of digital product development, marketing and customer acquisition, operations, cybersecurity practices, strategic partnerships and analytics.

Age 59	Director since August 2023
Committees • Compensation (Chair) • Nominating and Governance • Technology Strategy

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Proposal 1

Daniela Mielke

Daniela Mielke is Managing Partner of Commerce Technology Advisors, LLC, a privately held firm which she founded in April 2016, and which provides consulting services to technology, financial services and private equity companies on organic and inorganic growth strategies including building payment businesses and using artificial intelligence. From February 2018 to December 2020, she served as the Chief Executive Officer, North America of RS2 Inc., one of the leading providers of payment processing services in Europe and Asia Pacific. From September 2013 to April 2016, Ms. Mielke was Chief Strategy and Product Officer at Vantiv, Inc., which was at the time the largest merchant acquirer in the United States. From May 2010 to September 2013, she was VP, Head of Global Strategy and Market Intelligence for PayPal Inc. Ms. Mielke co-founded a-connect in 2001, a consulting firm which provides consulting services to financial service and other clients, and rejoined in 2007 until 2009 to establish and direct new operations for the West Coast and lead its global marketing function. From 2002 to 2007, Ms. Mielke served as VP of Product and SVP of Strategy and Market Intelligence at Visa International. From 1998 to 2002, Ms. Mielke was an Engagement Manager for McKinsey & Company, a worldwide management consulting firm.

Since September 2024, Ms. Mielke has served on the Board of Directors of PROG Holdings, Inc. (NYSE: PRG), a fintech holding company. Previously, she served on the Board of Directors of The Bancorp, Inc. (NASDAQ: TBBK), a bank holding company, and its subsidiary bank from August 2019 to November 2024; Nuvei Corporation (TSX: NVEI and NVEI.U), a global payment technology provider, from August 2020 to November 2024; FINCA International, a global NGO dedicated to alleviating poverty, from 2018 to 2023; and FTAC Athena Acquisition Corp., a SPAC, from 2021 to 2023. Ms. Mielke received her bachelor’s degree in Hotel and Restaurant Management from the École hôtelière de Lausanne, an M.B.A. in International Management from the IMD Business School and an M.S. in Economics from the University of Fribourg. Ms. Mielke also received the NACD (National Association of Corporate Directors) Directorship Certification and the NACD Certificate in Cyber-Risk Oversight.

Qualifications

We believe that Ms. Mielke’s qualifications to serve on the Board include her decades of experience as an executive, founder, board member and advisor to fintech, commerce, payment processing and finance companies.

Age 60	Director since September 2022
Committees • Technology Strategy (Chair) • Nominating and Governance

20     WisdomTree, Inc. | 2026 Proxy Statement

Proposal 1

Shamla Naidoo

Shamla Naidoo served as Head of Cloud Strategy and Innovation of Netskope Inc., a private company providing global cybersecurity services from June 2021 until July 2024. From August 2015 to June 2021, she served as the Global Chief Information Security Officer and Information Technology Risk Managing Partner of International Business Machines Corp., a global technology company. From May 2011 to August 2015, she served as Chief Information Security Officer of Starwood Hotels and Resorts Worldwide, a hospitality company now owned by Marriott International, Inc., and in 2009, she led the Technology, Physical and Intellectual Property protection function for Bridgewater Associates, an investment management firm. From 2007 to 2008, Ms. Naidoo served as Vice President, Chief Information Security Officer and Chief Information Officer at WellPoint, Inc. (now known as Elevance Health, Inc.), a health benefits company. She also served as Senior Vice President, Chief Information Security Officer and Head of Worldwide Technology Risk for Northern Trust Corporation, a financial services company, from 2005 to 2007, as Vice President, Security/Technology Architecture and Compliance of ABN AMRO Bank N.V., a bank headquartered in the Netherlands, from 2001 to 2005, and as Vice President, Technology, Chief Information Officer of Leo Burnett Technology Group, a communications agency, from 2000 to 2001. Prior to Leo Burnett, Ms. Naidoo held various roles with the U.S. consulting division of Spherion Corporation, a staffing and recruiting firm, Anglo American plc, a global mining company, South African Petroleum Refineries, an international oil refinery, and South African Druggists, a pharmaceutical company.

Since January 2025, Ms. Naidoo has served on the Board of Directors of Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S. She also currently serves on the Board of Directors of Reference Point LLC, a private consulting company, and on the Board of Directors of QBE North America, a division of QBE Insurance Group Ltd. (ASX: QBE), a publicly-traded insurance company headquartered in Australia. She previously served as a director of StoneBridge Acquisition Corporation, a special purpose acquisition company, prior to its merger with DigiAsia Corp. (NASDAQ: FAAS) in April 2024. She has been an Adjunct Professor at the University of Illinois Chicago School of Law since 2010, where she develops and teaches courses on information technology, security and privacy law, and she has been a faculty member at the Institute for Applied Network Security since 2021. She frequently speaks at the American Bar Association and formerly served as the Committee Chair on Legal Technology for the Illinois State Bar Association. Ms. Naidoo received a diploma in Management Information Systems from the South African Institute of Management, bachelor’s degrees in Information Systems and in Economics from the University of South Africa, and a J.D. from the John Marshall Law School (now the University of Illinois Chicago School of Law). She is admitted to practice law in Illinois and Washington, D.C.

Qualifications

We believe that Ms. Naidoo’s qualifications to serve on the Board include her expertise in cybersecurity and digital innovation, which is particularly relevant to our digital assets business, her legal acumen and her experience serving on public company boards of directors.

Age 61	Director since June 2023
Committees • Nominating and Governance (Chair) • Audit • Technology Strategy

WisdomTree, Inc. | 2026 Proxy Statement       21

Proposal 1

Tonia Pankopf

Tonia Pankopf is Managing Partner of Pareto Advisors, LLC, a consulting firm providing capital investment, financial and strategic advisory services since 2005. She brings more than 30 years of investment experience researching and valuing corporate securities and managing capital market transactions for domestic and international public and private companies. Ms. Pankopf served on the Board of Directors of 180 Degree Capital Corp. (NASDAQ: TURN), a registered closed-end investment management company, from August 2020 to May 2023. From November 2012 to November 2022, she served as a director of Landec Corporation (formerly NASDAQ: LNDC) (n/k/a Lifecore Biomedical, Inc.), a fully integrated contract development and manufacturing organization in the pharmaceutical industry. From November 2003 to July 2017, Ms. Pankopf served on the Board of Directors of Oxford Square Capital Corporation (NASDAQ: OXSQ) (formerly TICC Capital Corporation), a registered closed-end investment management company. Earlier in her career, Ms. Pankopf held Vice President and Senior Equity Analyst positions at Goldman Sachs & Co. and Merrill Lynch & Co. From 2003 to 2005, Ms. Pankopf served as Managing Director of Palladio Capital Management, an investment advisory firm, and prior to that, she held roles in hedge fund portfolio management at P.A.W. Capital Partners, L.P., an investment advisory firm, from 2001 to 2003. Ms. Pankopf also previously served on the Board of Directors of the University System of Maryland Foundation, from 2006 to 2012. Ms. Pankopf is a NACD Board Leadership Fellow and long-time member of the National Association of Corporate Directors. She received a B.A. summa cum laude from the University of Maryland and a M.S. from the London School of Economics.

Qualifications

We believe that Ms. Pankopf’s qualifications to serve on the Board include her extensive experience as an investment manager and strategic financial advisor, as well as her decades of public company board service, which includes investment funds, and corporate governance experience.

Age 58	Director since June 2023
Committees • Audit • Nominating and Governance

Frank Salerno

Frank Salerno served as WisdomTree’s non-executive Chair of the Board from October 2019 to June 2023 and served as Lead Independent Director from July 2005 until October 2019. He was Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors – Americas Institutional Division, an investment advisory company, from July 1999 until his retirement in February 2004. Before joining Merrill Lynch, Mr. Salerno spent 18 years with Bankers Trust Company in various positions. In 1990, he assumed responsibility for Bankers Trust’s domestic index management business and in 1995 he became Chief Investment Officer for its Structured Investment Management Group. Mr. Salerno served as a director and member of the audit committee and conflicts committee of K-Sea Transportation Partners, L.P., formerly a NYSE-listed company, from 2004 until its acquisition in 2011. Mr. Salerno received a B.S. in Economics from Syracuse University and an M.B.A. in Finance from New York University.

Qualifications

We believe Mr. Salerno’s qualifications to serve on the Board of Directors include his extensive years in senior management positions at large asset management firms as well as his prior service on our Board and the board of directors of another public company. The Board also would benefit from his strategic insights on the asset management industry.

Age 66	Director since N/A
Committees • None

22     WisdomTree, Inc. | 2026 Proxy Statement

Proposal 1

Jonathan Steinberg

Jonathan Steinberg founded WisdomTree and has served as Chief Executive Officer since October 1988 and as President from August 2012 to September 2019. He has been a member of the Board of Directors since October 1988, serving as Chair of the Board from October 1988 to November 2004. Mr. Steinberg is responsible for the creation and development of WisdomTree’s proprietary index methodology. He also served as Editor-in-Chief of Individual Investor and Ticker, two magazines formerly published by the Company. Prior to founding WisdomTree, Mr. Steinberg was employed as an analyst in the Mergers and Acquisitions Department of Bear, Stearns & Co. Inc., an investment banking firm, from 1986 to 1988. He is the author of Midas Investing, published by Times Books, a division of Random House, Inc., in 1996. Since May 2022, Mr. Steinberg has served on the Board of Directors of Fnality International Limited, a financial technology firm based in the United Kingdom. He received the EY Entrepreneur of the Year 2015 New York Award and the ETF.com Lifetime Achievement Award for 2015 and was named Chief Executive Officer of the Year at the 2025 Wealth Management Industry Awards. Mr. Steinberg is a frequent speaker at conferences on topics related to digital assets and blockchain-enabled finance and has appeared on CNBC, Bloomberg and Fox Business on numerous occasions. He attended The Wharton School of Business at the University of Pennsylvania.

Qualifications

We believe Mr. Steinberg’s qualifications to serve on the Board include his extensive knowledge of our business, his experience in founding and developing our fundamentally weighted index methodology, as well as his corporate and strategic vision, which provide strategic guidance to the Board. As our Chief Executive Officer, Mr. Steinberg provides essential insight and guidance to the Board from a management perspective.

Age 61	Director since October 1988
Committees • None

Required Vote

The directors must be elected by the affirmative vote of a majority of votes cast. Abstentions and broker non-votes, if any, will have no effect on the election of the directors.

The Board of Directors unanimously recommends that you vote “FOR” each of the Above-Mentioned Nominees (Proposal No. 1 on your Proxy Card)

WisdomTree, Inc. | 2026 Proxy Statement       23

Proposal 1

Executive Officers

Bryan Edmiston, 50, has served as Chief Financial Officer since June 2021. Previously, he served as Chief Accounting Officer from April 2018 to May 2021 and as Director – Financial Reporting and Accounting Policy from September 2016 to May 2021. Prior to WisdomTree, Mr. Edmiston joined Gleacher & Company, Inc. as a Managing Director responsible for Accounting Policy and SEC Reporting in December 2009. From August 2011 to September 2016, he served as Controller and Principal Accounting Officer of Gleacher. Mr. Edmiston was also a Senior Manager within the Banking & Capital Markets Assurance Practice at PricewaterhouseCoopers LLP, having been employed there from September 1997 to December 2009 while servicing a number of clients in the financial services industry. He received a B.B.A. in Accounting from Pace University and is a Certified Public Accountant.

Marci Frankenthaler, 57, has served as Chief Legal Officer and Secretary since April 2019. She served as Deputy General Counsel from January 2018 to March 2019, and as Director of Business and Legal Affairs, Associate General Counsel from July 2014 to December 2017. From June 2008 to June 2014, Ms. Frankenthaler was General Counsel of Frederick’s of Hollywood Group Inc., a specialty retailer that she helped to take public and then private. Prior to that, Ms. Frankenthaler was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel from 1991 to 2007, and was employed at that firm beginning in 1994. Ms. Frankenthaler received her B.A., with honors, in Psychology with a concentration in Human Resources from Binghamton University and her J.D. from Benjamin N. Cardozo School of Law, where she served as Executive Editor of the Cardozo Law Review.

R. Jarrett Lilien, 64, has served as President and Chief Operating Officer since September 2019. From November 2017 to September 2019, he served as Executive Vice President and Head of Emerging Technologies. From November 2008 to December 2017, Mr. Lilien was a member of the Board of Directors and served on the Audit, Compensation and Nominating and Governance Committees. Until November 2017, Mr. Lilien was the Managing Partner of Bendigo Partners, LLC, a financial services focused venture capital investing and advisory services firm he founded in 2008. From September 2012 to July 2014, Mr. Lilien served as the Chief Executive Officer of Kapitall Inc., an online investing platform. From 2003 to 2008, he served as President and Chief Operating Officer of E*TRADE Financial Corporation. In this role, he was responsible for the tactical execution of all of E*TRADE’s global business strategies. Previously, he served as the President and Chief Brokerage Officer at E*TRADE Securities. In this capacity, Mr. Lilien reorganized the business, adding new product lines and providing innovative brokerage capabilities to its retail, institutional and corporate clients around the world. With experience in more than 40 global markets, he was instrumental in developing a flexible infrastructure for E*TRADE’s brokerage units designed to provide retail and institutional clients with seamless execution, clearing and settlement. Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer at TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999. Mr. Lilien currently serves as Chair of the Board of Directors of the Jazz Foundation of America, Chair of the Board of Directors of Barton Mines Corporation, and as Treasurer of Baryshnikov Arts. He served as a member of the Board of Directors of Investment Technology Group, Inc. (NYSE: ITG), an independent execution broker and research provider, from April 2015 until its acquisition by Virtu Financial, Inc. in March 2019, and served as interim Chief Executive Officer from August 2015 until January 2016. Mr. Lilien received his B.A. in Economics from the University of Vermont.

Alexis Marinof, 51, has served as Chief Executive Officer, Europe since February 2025 and as Head of WisdomTree Europe from August 2019 to February 2025. He joined WisdomTree Europe in July 2017 as Head of European Distribution, a position he held until April 2018 when he was appointed Chief Operating Officer to oversee the integration of ETF Securities and build out WisdomTree’s multi-product European ETP business. Prior to that, he held various positions at State Street Global Advisors, including as EMEA Head of SPDR ETFs (April 2013 – November 2016), EMEA Distribution Chief Operating Officer (October 2013 – September 2015), Head of Middle East and Africa (February 2008 – April 2013) and Head of the Nordic Region (January 2006 – January 2008). Mr. Marinof received a five-year degree in Finance and Business Management “Ingénieur Commercial et de Gestion” from the Université Catholique de Louvain-La-Neuve IAG Louvain School of Management in Belgium.

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Proposal 1

William Peck, 36, has served as Head of Digital Assets since October 2021. In this role, he oversees digital asset initiatives. From February 2020 to October 2021, he served as Head of Strategy and Emerging Technologies, where he was responsible for oversight of corporate development and other strategic initiatives, including investments in emerging technologies. From September 2014 to January 2020, he held various positions on our Strategy team, including Senior Analyst, Senior Associate and Director. From July 2012 to July 2014, Mr. Peck worked as an Investment Banking Analyst for Bank of America Merrill Lynch covering a range of financial services companies. He received an A.B. in Government, cum laude, from Harvard University.

Jonathan Steinberg, our Chief Executive Officer and a member of the Board, is also an executive officer. His biographical information is set forth above in the description of the members of our Board.

David Yates, 46, has served as Chief Information Officer since April 2015. He is responsible for WisdomTree’s global technology infrastructure, cybersecurity, information management and software engineering. He previously worked at McKinsey & Company from October 2009 to March 2015, most recently as an Associate Principal, advising investment management and insurance clients on a range of strategic technology and operations issues. He pioneered McKinsey’s advanced analytics approach for the insurance industry, laying the foundation for new engagement models and product offerings. He also co-led McKinsey’s IT Sourcing Practice in the Americas, where he was responsible for sharing expertise with clients during sales and procurement situations, creating industry-shaping content on sourcing, and training expert practitioners within the firm. From March 2005 to July 2007, he worked at Accenture plc, where he led multinational technology delivery programs in the capital markets space, including the design and implementation of the London Stock Exchange’s equity trading platform. Prior to that, he held technology roles at the Bank of England. Mr. Yates received his B.S. in Mathematics and Economics with First Class Honours from the London School of Economics and Political Science, an M.S. in Computing Science with Distinction from Imperial College London and an M.B.A. from MIT Sloan School of Management.

Peter M. Ziemba, 68, has served as Senior Advisor to the CEO and Chief Administrative Officer since January 2018. He served as Executive Vice President – Business and Legal Affairs from January 2008 to December 2017 and Chief Legal Officer from March 2011 to December 2017. From April 2007 to March 2011, Mr. Ziemba served as General Counsel. Prior to joining WisdomTree, Mr. Ziemba was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel from 1991 to 2007, and was employed at that firm beginning in 1982. Mr. Ziemba is Co-Chairperson of the Advisory Board of WFUV.org, an NPR-affiliated FM radio station in New York. He received his B.A. in History with university honors from Binghamton University and his J.D., cum laude, from Benjamin N. Cardozo School of Law. Mr. Ziemba served as a director of WisdomTree from 1996 to 2003.

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Corporate Governance

Board Composition

Our Board currently consists of the following nine members, each serving a one-year term until the election and qualification of their successor at the Annual Meeting: Lynn S. Blake, Anthony Bossone, Smita Conjeevaram, Rilla Delorier, Daniela Mielke, Shamla Naidoo, Win Neuger, Tonia Pankopf and Jonathan Steinberg.

Win Neuger, a Board member with extensive global asset management experience, will serve out his remaining term expiring at the Annual Meeting and will not stand for re-election. In light of Mr. Neuger’s planned departure and the importance of maintaining relevant industry expertise on the Board, the Nominating and Governance Committee recommended, and the Board unanimously nominated, Frank Salerno, together with the current Board members other than Mr. Neuger, to be included in the Board’s slate to stand for election at the Annual Meeting. Mr. Salerno brings significant experience in the asset management industry, including many years in senior leadership roles at large asset management firms, as well as prior service on our Board. His nomination reflects the Board’s continued focus on maintaining an appropriate balance of experience and refreshed perspectives.

The number of our directors is fixed from time to time by a resolution adopted by our Board pursuant to our Amended and Restated Certificate of Incorporation, as amended, and by-laws.

Director Criteria, Qualifications and Experience

We seek directors who have diversified experience, high personal and professional integrity, judgment and ability. Our Nominating and Governance Committee is responsible for recommending criteria and qualifications for Board membership, identifying and evaluating potential director candidates and recommending to the Board those candidates to be nominated for election to, or fill vacancies on, the Board.

The Nominating and Governance Committee seeks to identify director candidates who satisfy the criteria set forth in the director candidate guidelines included in the Nominating and Governance Committee’s charter. Candidates are selected for, among other things, their knowledge, skills, abilities, independence, character, diversity of background and experience (inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation), demonstrated leadership and experience useful to the oversight of our business in the context of the needs of the Board.

As provided in our corporate governance guidelines, when searching for new directors, as part of its regular process, the Nominating and Governance Committee will actively seek out highly qualified candidates and ensure diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation, in the pool of candidates to be considered by the Nominating and Governance Committee for recommendation to the Board.

Our Nominating and Governance Committee’s priority is to identify candidates who will further the interests of our stockholders through their established record of professional accomplishments, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our business strategy.

Board Meetings

During 2025, the Board held 8 meetings and acted by unanimous written consent on four occasions. Each director attended at least 75% of all Board meetings and meetings of the Board committees on which the director serves. Our policy is for all of our directors to attend our annual meeting of stockholders. All of our directors attended our 2025 annual meeting of stockholders.

Board Independence

NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that all of our directors are independent under the NYSE listing standards other than Mr. Steinberg, our Chief Executive Officer. Under our corporate governance guidelines, directors are required to promptly inform the chair of the Nominating and Governance Committee if the director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the NYSE rules.

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Corporate Governance

Board Leadership Structure

The Board has chosen to separate the roles of chair of the Board and chief executive officer. Jonathan Steinberg is our Chief Executive Officer and Smita Conjeevaram is our non-executive, independent Chair of the Board. We believe that separating these positions is optimal because it allows Mr. Steinberg to focus on our day-to-day business, while allowing Ms. Conjeevaram to focus on Board leadership in its fundamental role of providing advice to and independent oversight of management. Our Board recognizes the time, effort and energy that the chief executive officer is required to devote to his position, as well as the commitment required to serve as our chair of the Board. While our by-laws and corporate governance guidelines do not require that our chair of the Board and chief executive officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. Our corporate governance guidelines provide that if the offices of the chair of the Board and chief executive officer are combined, the Board will appoint either a non-executive chair or a lead independent director.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and as updated from time to time. Management is responsible for the day-to-day management of the risks we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board’s role in overseeing the management of our risks is conducted primarily through Board committees, as described in the descriptions of each of the committees below and in their respective charters. The Board (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. For example, the Audit Committee is responsible for overseeing our cybersecurity risk management and cybersecurity policies and procedures, and the chair of the committee reports to the full Board regarding our cybersecurity risk management. This enables our Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

Our Board has an Audit Committee, Compensation Committee, Nominating and Governance Committee and Technology Strategy Committee, each of which operates pursuant to a written charter adopted by our Board. As provided in the respective charters, each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. During 2025, each of the Audit Committee, Compensation Committee and the Nominating and Governance Committee reviewed its respective charter. In 2025, the Nominating and Governance Committee updated its charter to clarify its oversight of corporate responsibility matters, and in March 2026, the Compensation Committee and the Nominating and Governance Committee updated their respective charters to transfer the responsibility of overseeing the succession planning for the CEO and other executive officers from the Compensation Committee to the Nominating and Governance Committee. Charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Technology Strategy Committee are available on our investor relations website at https://ir.wisdomtree.com/corporate-governance/governance-documents. Committee membership is limited to independent directors as defined under the listing standards of the NYSE. Audit Committee members also must meet the independence standards adopted by the SEC. Our Board may from time to time establish other committees.

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Corporate Governance

Our corporate governance guidelines provide that each independent director is expected, but not required, to serve on at least one committee. A director also may serve on more than one committee.

Audit Committee

Committee Responsibilities:

•  oversee our accounting and financial reporting processes and the audits of our financial statements;

•  approve audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•  establish policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•  monitor, report to and review with the Board matters related to the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•  monitor the design and implementation of our internal audit function;

•  review all related person transactions for potential conflict of interest situations and approve such transactions;

•  take, or recommend that the Board take, appropriate action to oversee the qualifications, independence and performance of our independent auditor; and

•  discuss with management our major financial and business risk exposures, including operational, regulatory, technology, cybersecurity, AI, data privacy and other data-related risks, and steps taken to monitor and control such exposures.

Members:

•  Lynn S. Blake, Chair*

•  Anthony Bossone*

•  Shamla Naidoo

•  Tonia Pankopf*

Mses. Delorier and Mielke ceased to serve as members of the committee in January 2025.

*   Designated as an “audit committee financial expert” as defined under the applicable rules of the SEC.

Number of Meetings in 2025: 9 Action by Unanimous Consent in 2025: 0
Compensation Committee

Committee Responsibilities:

•  oversee the administration of our compensation programs;

•  determine and approve the compensation of our CEO;

•  approve the compensation of the non-CEO executive officers and certain other senior employees;

•  review and make recommendations to the Board with respect to directors’ compensation;

•  exercise sole authority to retain, terminate and approve the compensation of any compensation consultants or other compensation advisers and determine the nature and scope of their assignments; and

•  approve all discretionary bonuses for our employees, advisers and consultants.

Members: • Rilla Delorier, Chair • Lynn S. Blake • Anthony Bossone • Smita Conjeevaram • Win Neuger Ms. Naidoo ceased to serve as a member of the committee in January 2025.
Number of Meetings in 2025: 5 Action by Unanimous Consent in 2025: 2

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Corporate Governance
Nominating and Governance Committee

Committee Responsibilities:

•  recommend criteria and qualifications for Board membership, which includes considering diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation;

•  identify and evaluate candidates for nomination for election to the Board or to fill Board vacancies;

•  recommend that the Board select the director nominees for election at each annual meeting of stockholders;

•  review the policy regarding the consideration of director candidates recommended by stockholders;

•  review all stockholder nominations submitted to us;

•  review, and recommend any changes to, our corporate governance guidelines;

•  review and discuss with the Board corporate succession plans for the CEO and our other key officers;

•  obtain directors’ comments on, and report to the Board with, an assessment of the performance of the Board and its members and committees; and

•  review and provide oversight and recommendations with respect to, our strategy, initiatives and policies concerning corporate responsibility.

Members:

•  Shamla Naidoo, Chair

•  Rilla Delorier

•  Daniela Mielke

•  Tonia Pankopf

Ms. Delorier joined the committee in January 2025. Mses. Blake and Conjeevaram ceased to serve as members of the committee in January 2025.

Number of Meetings in 2025: 3 Action by Unanimous Consent in 2025: 0
Technology Strategy Committee

Committee Responsibilities:

•  provide perspectives to the Board on new technology products and our use of AI;

•  offer independent perspectives regarding emerging technology initiatives, ensuring alignment with our long-term strategy, regulatory requirements and risk profile;

•  advise on key emerging technology trends, including AI, blockchain and digital assets, to enhance the Board’s ability to evaluate strategic opportunities and risks; and

•  propose relevant Board training and education.

Members: • Daniela Mielke, Chair • Rilla Delorier • Shamla Naidoo
Number of Meetings in 2025: 3 Action by Unanimous Consent in 2025: 0

Compensation Committee Interlocks and Insider Participation

Messrs. Bossone and Neuger and Mses. Blake, Conjeevaram and Delorier served as members of the Compensation Committee during 2025. None of the members of the Compensation Committee was an officer or employee of ours during 2025 or has ever served as one of our officers and none had any relationship with us or any of our subsidiaries during 2025 that would be required to be disclosed as a transaction with a related person.

None of our executive officers has served on the board of directors or compensation committee of another company (or other board committee performing equivalent functions) at any time during which an executive officer of such other company served on our Board or Compensation Committee.

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Corporate Governance

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines to promote the effective functioning of the Board and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters including the role and structure of the Board, the selection, qualifications and continuing education of Board members, Board meetings, non-employee director executive sessions, director service on other boards, Board committees, management review and succession planning, non-employee director compensation and Board and committee evaluations.

The corporate governance guidelines provide that when searching for new directors, the Nominating and Governance Committee, as part of its regular process, will actively seek out highly qualified candidates and ensure diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation, in the pool of candidates to be considered by the Nominating and Governance Committee for recommendation to the Board. The corporate governance guidelines are available on our investor relations website at https://ir.wisdomtree.com/corporate-governance/governance-documents.

Board and Committee Self-Assessments

The Board conducts an annual self-assessment to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee receives comments from all directors and executive officers and reports annually to the Board with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to WisdomTree and specifically focuses on areas in which the Board or management believes that the Board could improve. Management implements action plans based on directors’ feedback and reports to the Board on the implementation of those plans in order to ensure continuous improvement.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our investor relations website at https://ir.wisdomtree.com/corporate-governance/governance-documents. We intend to disclose any amendments to this code, or any waivers of its requirements, on our website.

Stock Ownership Guidelines

Our Board has adopted stock ownership guidelines, which require executive officers and non-employee directors to maintain an ongoing ownership position in our common stock while providing them with flexibility in personal financial planning.

On each annual measurement date (determined by the Board to be November 30th), the dollar value of the base amounts set forth below is converted into the number of shares required to be held to meet the guidelines until the next November 30th. For purposes of these guidelines, the dollar value per share of our common stock equals the 90-day average stock price ending on November 30th, or, if November 30th is not a trading day in the United States, the immediately preceding trading day.

Position	Base Amount
Chief Executive Officer	6X Base Salary
All other executive officers	3X Base Salary
Non-employee directors	5X Base Retainer

Shares of common stock owned by the executive officer or non-employee director directly, jointly or indirectly by a trust, partnership, limited liability company or other entity for the benefit of the executive officer or non-employee director, count toward satisfaction of the guidelines, as well as 50% of unvested restricted stock awards and restricted stock unit awards subject to time vesting issued under our equity incentive plans. Stock options (both vested and unvested) and unearned performance-based restricted stock unit awards do not count toward satisfaction of the guidelines.

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Corporate Governance

If an executive officer or non-employee director does not meet the guidelines on November 30th, they will not be permitted to sell or otherwise dispose of our common stock (except for (i) 50% of time-based restricted stock awards and time-based and performance-based restricted stock unit awards as they vest to cover taxes and (ii) up to 50% of the shares of common stock issuable upon the exercise of stock options to cover the exercise price and taxes) until the next November 30th, and then only to the extent that their remaining holdings do not fall below the applicable requirement. The Compensation Committee has the authority to grant waivers on a case-by-case basis.

As of November 30, 2025, all of our executive officers and non-employee directors serving in such role on such date met the guidelines other than Rilla Delorier, Shamla Naidoo and Tonia Pankopf. Only within the last three years have Mses. Delorier, Naidoo and Pankopf joined the Board. Additional detail regarding ownership of our common stock by our executive officers and non-employee directors as of the record date is included in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters – Stock Ownership Table.”

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale and/or other transactions in our securities by our directors, executive officers, employees and consultants who in the ordinary course of their duties have access to WisdomTree’s material nonpublic information. We believe the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to us. With regard to WisdomTree trading in its own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements. A copy of our insider trading policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 26, 2025.

Policy Prohibiting Short Sales, Derivatives Trading, Hedging and Pledging

Our insider trading policy applies to directors, executive officers, employees and consultants who in the ordinary course of their duties have access to WisdomTree’s material nonpublic information. The policy strictly prohibits these individuals from:

•  effecting “short sales” of our common stock;

•  trading in derivatives in our securities (such as put and call options);

•  engaging in any other hedging transaction relating to our securities; and

•  pledging shares of our common stock as collateral for a loan.

These individuals are also prohibited from holding shares of our common stock in margin accounts without prior Audit Committee approval.

Compensation of Non-Employee Directors

Set forth below are the compensation terms for the non-employee members of the Board in effect in 2025 as approved by the Board:

Board Service
Annual Cash Retainer(1)	$100,000
Annual Restricted Stock or Deferred Restricted Stock Unit Award(2)	$100,000
Chair of the Board Cash Retainer(3)	$110,000

WisdomTree, Inc. | 2026 Proxy Statement       31

Corporate Governance
Committee Service(1)	Chair	Member
Audit	$25,000	$12,500
Compensation	$25,000	$12,500
Nominating and Governance	$15,000	$ 7,500
Technology Strategy(4)	$15,000	$ 7,500

(1)     Annual cash retainers for Board and committee service are paid quarterly based on service during the prior quarter.

(2)     Annual equity award under the 2022 Equity Plan consisting of restricted stock and/or, at the non-employee directors’ election, deferred restricted stock units (“DRSUs”) issued pursuant to the Non-Employee Directors’ Deferred Compensation Program. The restricted stock or DRSUs are granted at the first Board meeting that occurs after the annual meeting of stockholders each year to all non-employee directors serving on that date and vest one year from the grant date, subject to certain exceptions. The award is valued at $100,000 on the grant date based on the closing price of our common stock on the grant date. The shares of common stock underlying the DRSUs are payable on a one-for-one basis, upon the earliest of (i) a date determined by the director (if any) in advance, (ii) a “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) and (iii) a Sale Event (as defined in the 2022 Equity Plan), so long as such Sale Event also constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company (as such terms are defined in Section 409A of the Code). A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the annual award.

(3)     This retainer is in addition to the annual cash retainer.

(4)     The Technology Strategy Committee was established in January 2025 to assist the Board in overseeing matters related to emerging technologies, including artificial intelligence and financial technology.

The following table sets forth compensation paid to our non-employee directors in 2025. All of our directors are reimbursed for out-of-pocket expenses for attending meetings. Directors who are also employees of WisdomTree are not entitled to any compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lynn S. Blake	141,700	99,993(2)	241,693
Anthony Bossone	127,296	99,993(2)	227,289
Smita Conjeevaram	200,180	99,993(2)	300,173
Rilla Delorier	142,938	99,993(3)	242,931
Daniela Mielke	121,305	99,993(2)	221,298
Shamla Naidoo	136,479	99,993(3)	236,472
Win Neuger	148,507	99,993(3)	248,500
Tonia Pankopf	119,583	99,993(3)	219,576

(1)     Represents the grant date fair value of shares of restricted stock and DRSUs granted to the non-employee directors in 2025, computed in accordance with ASC 718.

(2)     Represents the grant date fair value of 9,871 DRSUs awarded on June 17, 2025. As of December 31, 2025, Ms. Blake, Mr. Bossone, Ms. Conjeevaram and Ms. Mielke each held 9,871 unvested DRSUs.

(3)     Represents the grant date fair value of 9,871 shares of restricted stock awarded on June 17, 2025. As of December 31, 2025, Ms. Delorier, Ms. Naidoo, Mr. Neuger and Ms. Pankopf each held 9,871 unvested restricted stock awards.

32     WisdomTree, Inc. | 2026 Proxy Statement

Proposal 2

Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Ernst & Young LLP acted as our independent registered public accounting firm for the year ended December 31, 2025. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire and to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We request such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Principal Accounting Fees and Services

The following table sets forth the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during the years ended December 31, 2025 and 2024 (in thousands):

	2025	2024
Audit Fees(1)	$2,226	$1,904
Audit-Related Fees(2)	50	49
Tax Fees	—	—
All Other Fees(3)	590	—
Total Fees	$2,866	$1,953

(1)     Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our statutory and regulatory filings, audit of our internal controls over financial reporting, audits of the financial statements of certain consolidated subsidiaries, including an examination of the internal controls over the stablecoin operations of one of our consolidated subsidiaries, issuance of comfort letters and fees related to monthly attestation services provided in connection with other regulatory filings for which we have engaged Ernst & Young LLP.

(2)     Fees related to the audits of our employee benefit plan during the years ended December 31, 2025 and 2024.

(3)     Fees related to due diligence performed in connection with the Ceres acquisition.

In addition to the services described above, Ernst & Young LLP provides audit and tax compliance services to certain ETPs for which certain of the Company’s subsidiaries or affiliated entities serve as the sponsor and investment adviser or manager. The governing bodies of these ETPs make their own determinations as to the selection of their audit firms and approval of any fees paid to such firms. All of the fees for such services are paid by these ETPs, not by the Company, and are not included in the table above.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves each audit and non-audit service rendered by Ernst & Young LLP to us, including the fees and terms thereof. The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting pursuant to the Audit Committee Charter. In accordance with this policy, the Audit Committee pre-approved all fees described above before services were rendered.

WisdomTree, Inc. | 2026 Proxy Statement   33

Proposal 2

Required Vote

The affirmative vote of a majority of votes cast is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board of Directors unanimously recommends that you vote “FOR” the Ratification of the Appointment of Ernst & Young LLP

As Our Independent Registered Public Accounting Firm

(Proposal No. 2 on your Proxy Card)

34   WisdomTree, Inc. | 2026 Proxy Statement

Audit Committee Report

The Audit Committee of the Board has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2025 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications required under Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard 1301, Communications with Audit Committees, including among other things, the following:

•  methods to account for significant unusual transactions;

•  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•  the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•  disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young LLP their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the proxy statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Members of the Audit Committee
Lynn S. Blake (Chair)	Anthony Bossone	Shamla Naidoo	Tonia Pankopf

*     Mses. Delorier and Mielke ceased to serve as members of the Audit Committee in January 2025.

WisdomTree, Inc. | 2026 Proxy Statement   35

Proposal 3

Vote on an Advisory Resolution to Approve the Compensation of Our Named Executive Officers

The Board is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board is providing our stockholders with an opportunity to vote on an advisory resolution to approve the compensation of our named executive officers.

As described in the section titled “Executive Compensation – Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

For the reasons discussed above, the Board unanimously recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2026 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation-related tables and disclosure.”

As this vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of this vote when considering future executive compensation policies. The Board has adopted a policy providing for an annual say-on-pay vote. Unless the Board modifies this policy, the next say-on-pay vote will be held at our next annual stockholders meeting in 2027.

Required Vote

The affirmative vote of a majority of votes cast is necessary for the approval of the advisory resolution to approve the compensation of our named executive officers. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board of Directors unanimously recommends that you vote “FOR” the Advisory Resolution to Approve the Compensation of Our Named Executive Officers (Proposal No. 3 on your Proxy Card)

36   WisdomTree, Inc. | 2026 Proxy Statement

Executive Compensation

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee of the Board of WisdomTree has reviewed and discussed with management the information contained in the “Compensation Discussion and Analysis” section of this proxy statement for the fiscal year ended December 31, 2025. Based upon that review and discussion, the Compensation Committee has recommended to the Board that the information set forth below under the heading “Compensation Discussion and Analysis” be included in this proxy statement.

Members of the Compensation Committee*
Rilla Delorier (Chair)	Lynn S. Blake	Anthony Bossone	Smita Conjeevaram	Win Neuger

*    Ms. Delorier replaced Ms. Conjeevaram as Chair of the Compensation Committee in January 2025.

WisdomTree, Inc. | 2026 Proxy Statement   37

Executive Compensation

Introduction

This Compensation Discussion and Analysis describes the comprehensive information regarding our compensation programs and policies for our CEO, our CFO and the next three highest compensated executive officers for the year ended December 31, 2025. We collectively refer to these executive officers as the named executive officers (“NEOs”).

Name	Title
Jonathan Steinberg	Chief Executive Officer (“CEO” or “PEO”)
Bryan Edmiston	Chief Financial Officer (“CFO”)
Marci Frankenthaler	Chief Legal Officer (“CLO”)
R. Jarrett Lilien	President and Chief Operating Officer (“COO”)
Alexis Marinof	Chief Executive Officer, Europe (“CEOE”)

We believe that we provide a competitive total compensation opportunity for our NEOs through a combination of base salary, cash incentive bonuses, equity incentive compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains the following:

•  our compensation philosophy and objectives;

•  our compensation process, including the roles our Compensation Committee, management and compensation consultant serve in the process;

•  our policies and practices with respect to each compensation element; and

•  our 2025 compensation results.

Consideration of Results of Say-on-Pay Vote

Each year, we provide our stockholders with the opportunity to cast an advisory vote on compensation paid to our NEOs (“say-on-pay”). At the 2025 annual meeting of stockholders, our say-on-pay proposal received support from stockholders; approximately 90% of the shares voted were cast in favor of the proposal. We regularly engage with our stockholders on a variety of business matters and are committed to continuously evaluating our executive compensation program in light of feedback received from stockholders and ensuring that our executive compensation disclosures are transparent and our executive compensation programs align the interests of our executive officers with those of our stockholders. The Compensation Committee considered the outcome of stockholder engagement, as well as the results of the stockholders’ advisory vote at our 2025 annual meeting, and, in light of the strong support for our compensation programs evidenced by our say-on-pay results, decided to maintain our general approach to executive compensation.

Executive Summary

Business Overview

Our business delivered strong progress in 2025 as we advanced our long-term strategic initiatives and further strengthened the foundation for durable growth. We ended the year with AUM of $144.5 billion, up 31.6% as compared to the prior year driven by favorable market conditions and net inflows of $8.5 billion, representing annualized organic growth of approximately 8%. Revenues and operating income increased 15.4% and 26.9%, respectively, year over year, driving approximately 300 basis points of operating margin expansion, supported by higher average AUM, improved revenue capture and continued operating discipline. These results underscore the resilience of our business model and the benefits of our strategy to diversify revenue streams and enhance earnings quality.

38   WisdomTree, Inc. | 2026 Proxy Statement

Executive Compensation

A significant strategic milestone in 2025 was the Ceres acquisition, which marked our entry into private assets and added exposure to U.S. farmland, which we believe to be one of the largest and most underpenetrated real asset classes. At December 31, 2025, we managed $1.9 billion in farmland-based strategies, an asset class with low correlation to traditional financial markets that enhances the diversification of our overall platform. This acquisition also increased our revenue capture and resulted in operating margin expansion of more than 200 basis points.

Our Portfolio Solutions business continued to gain traction. Assets under advisement in our models offering reached $6.1 billion, an increase of approximately 60% from the prior year, supported by deeper engagement across major wealth platforms and registered investment advisers. The program provides advisors with customized evaluations, a suite of model portfolios and shared CIO services designed to support scalable, repeatable investment processes. In addition, our strategic minority investment in, and multi-year collaboration with, Quorus enables certain of our investment strategies to be implemented in SMAs via the Quorus platform, and our model portfolios to be made available there, with integrated trading and rebalancing, providing advisors with additional customization options and implementation flexibility and expanding our reach within the wealth management ecosystem. Together, these initiatives contribute to more consistent and higher-quality revenue streams.

We also achieved notable growth in digital assets. Digital assets AUM increased to $0.8 billion as of December 31, 2025, driven primarily by the expansion of our tokenized money market offering, the WisdomTree Treasury Money Market Digital Fund. Early adoption of this product highlights the broader potential for tokenization across real world assets, including future applications in fixed income and equities. Institutional clients access our Digital Funds through WisdomTree Connect, while WisdomTree Prime provides direct-to-consumer access to digital assets such as bitcoin, ether, tokenized gold, U.S. dollar tokens and 15 Digital Funds. Our continued focus on “responsible DeFi” ensures these offerings remain aligned with regulatory standards while positioning us at the forefront of blockchain-enabled financial innovation.

Our initiatives across ETPs, private assets, digital assets, models and SMAs are integral to our long-term growth strategy and are intended to drive sustained AUM growth, revenue diversification, improved revenue capture and stronger operating margins. We believe this strategic alignment positions us to continue delivering stockholder value and driving future performance.

In addition, 2025 was an important year for our WisdomTree team. In the U.S., we were named a “Best Places to Work in Money Management” by Pensions & Investments for the sixth consecutive year and ninth year since the award was created. We ranked first within the category of firms with 100-499 employees, the fourth consecutive year earning a ranking among the top five employers. In the U.K., we were also named a “Best Workplace” for medium-sized companies for the sixth consecutive year and a “Best Workplace for Women” for medium-sized companies for the third time by Great Place to Work. We achieved overall positive results from our 2025 global employee engagement survey, which we believe has contributed to our strong performance this year, as well as to our continued ability to attract and retain top talent, evidenced by our employee retention rate of 93.1% in 2025.

Compensation Overview

2025 Highlights. Actual quantitative performance of our incentive compensation pool was 123.2% of target, which was largely driven by our revenues, operating income and operating margin performance. The Compensation Committee considered the many accomplishments achieved by the NEOs during 2025 when determining the qualitative payout. These achievements included the Company’s strong financial performance and operating results as described in the “Business Overview” above. Other factors considered included the following:

•  Record AUM of $144.5 billion and $8.5 billion of net inflows translating into an 8% organic growth rate with cross-regional contributions including net inflows of $6.4 billion, $1.4 billion and $0.7 billion from U.S. listed ETFs, European Listed ETPs and Digital Assets, respectively.

•  Completing the Ceres acquisition, marking our entry into private assets, which further diversified our AUM, was immediately accretive to earnings, increased our revenue capture and resulted in operating margin expansion of more than 200 basis points.

WisdomTree, Inc. | 2026 Proxy Statement   39

Executive Compensation

•  Completing a private offering of $475.0 million in aggregate principal amount of the 2030 Notes to facilitate the Ceres acquisition. Concurrent with the issuance, we repurchased approximately 6.8 million shares of our common stock and extinguished $24.0 million in aggregate principal amount of our 2028 Notes. We subsequently extinguished the remaining $1.8 million principal amount of these 2028 Notes in November 2025.

•  Launching 25 new European listed ETPs and 12 new U.S. listed ETFs spanning all our major product categories. This includes the launch of the WisdomTree Europe Defence UCITS ETF which had accumulated $3.9 billion of AUM by December 31, 2025.

•  Ongoing traction in our models strategy, with $6.1 billion of assets under advisement, a 60% increase from the prior year.

•  Advancements in our digital assets business, including onboarding 29 active WisdomTree Connect clients, growing AUM to approximately $0.8 billion at December 31, 2025, resulting in 25x growth from the prior year, offering products on additional blockchains, appointing Bank of New York Mellon as our core banking-as-a-service infrastructure provider and securing all money transmission licenses along with continuing enhancements to products and platform capabilities.

•  Making a strategic minority investment in, and entering into a multi-year collaboration with, Quorus, enabling certain of our investment strategies to be implemented in customizable, tax-efficient SMA formats, and our model portfolios to be made available with integrated, tax-aware trading and rebalancing capabilities, strengthening our presence in the growing custom portfolio solutions market.

•  Making a strategic minority investment in AlphaBeta ETF Ltd to accelerate AI-driven ETF innovation by collaborating on the launch of AI-driven strategies in an ETF format.

•  Being named a “Best Places to Work in Money Management” by Pensions & Investments in the U.S. for the sixth consecutive year and the ninth year since the award was created, including ranking first within the category of firms with 100-499 employees, as well as being named a “Best Workplace” for medium-sized companies for the sixth consecutive year in the U.K. and a “Best Workplace for Women” for medium-sized companies for the third time by Great Place to Work.

After taking into consideration these achievements and the Company’s overall performance, the Compensation Committee determined that qualitative achievement was 140.8% of target. This resulted in a total incentive compensation pool approved by the Compensation Committee of 127.6% of the target amount for 2025.

175%
150%
125%
100%
75%
50%
25%
0%
Percentage of Target
123.2%
140.8%
127.6%
Quantitative Performance
Qualitative Amount
Total Funding

40   WisdomTree, Inc. | 2026 Proxy Statement

Executive Compensation

Impact of Total Shareholder Return on NEO Compensation. A significant portion of our executive compensation program is linked to shareholder return, as follows:

•  relative TSR is a performance metric included in our performance-based incentive compensation program for our NEOs. The 2025 funded payout percentage for this performance metric was 100.0% of target. See “2025 Incentive Compensation Program and Results” below;

•  long-term incentive compensation is granted entirely in the form of equity, the value of which is explicitly linked to TSR, and is comprised of both restricted stock awards and relative TSR-based PRSUs;

•  PRSUs granted for 2025 performance in January 2026 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of each of their respective long-term equity awards granted; and

•  the payout on PRSUs that vested in January 2024, January 2025 and January 2026 was 200%, 200% and 199%, respectively, of the target number of PRSUs based on the TSR of our common stock relative to the respective TSRs of the members of the Traditional Asset Manager Peer Group (defined below), each measured over a three-year performance period, as determined by an independent valuation specialist. See “Components of Compensation – Performance Based Restricted Stock Units (PRSUs)” below.

2026 Update

Beginning in February 2026, the Compensation Committee changed the methodology used to determine the target number of PRSUs granted to our NEOs, including PRSUs granted in January 2026 related to 2025 performance. Under the revised approach, the target number of PRSUs awarded is determined by dividing the target dollar value of the award by the closing price of our common stock on the grant date, which is the same methodology used to determine the number of shares underlying restricted stock awards.

Prior to this change, the Compensation Committee approved 2026 PRSU grants using the Company’s historical methodology, under which the target number of PRSUs granted was determined by dividing the target dollar value of the award by the grant-date fair value of the PRSU, in accordance with ASC 718, using a Monte Carlo simulation. In February 2026, the Compensation Committee approved the revised methodology described above and, in connection with that change, approved additional PRSU grants to our NEOs intended to align the aggregate target number of PRSUs granted in 2026 with the revised approach, while maintaining the same performance metrics, payout range and overall design of the PRSU program. These supplemental awards were separate grants with a three-year performance period from February 2026 through February 2029. The Compensation Committee made this change so that the number of shares delivered at target performance more directly corresponds to the stated target dollar value of the award and the change did not represent an increase in the dollar value of the target compensation opportunity approved for our NEOs.

Our Compensation Philosophy and Objectives

Our compensation philosophy is designed to align management incentives with the execution of our long-term strategy and the delivery of sustainable, high-quality growth. During 2025, we advanced this strategy by strengthening our core ETP franchise while expanding into more diversified and scalable revenue streams, including private assets through the Ceres acquisition, Portfolio Solutions and digital assets. These initiatives enhanced revenue capture, improved operating leverage and supported earnings quality, while our disciplined approach to “responsible DeFi” ensured regulatory alignment as we broadened institutional and consumer access through WisdomTree Connect and WisdomTree Prime. Together, our integrated platform across ETPs, Portfolio Solutions, private assets and digital assets positions us to drive long-term stockholder value.

We believe our long-term success depends on our ability to:

•  build and sustain a highly skilled, experienced and engaged workforce across all levels of the organization;

•  execute our strategy to drive organic growth through ETP inflows, strong after-fee investment performance and continued product innovation, while expanding into private assets and digital asset solutions; and

WisdomTree, Inc. | 2026 Proxy Statement   41

Executive Compensation

•  diversify revenue streams, improve earnings quality and responsibly implement our digital assets strategy.

The primary objectives of our compensation programs are to:

•  attract, retain and motivate employees in a highly competitive asset management industry;

•  reward performance, expertise and capabilities that are critical to the execution of our long-term strategy;

•  align employee incentives with stockholder interests by promoting sustainable value creation; and

•  motivate executives to manage the business to achieve short-term and long-term objectives and reward them appropriately for meeting or exceeding those objectives.

Our compensation programs incorporate the best practices described in this proxy statement under the heading “Proxy Summary – Executive Compensation – Compensation Program Best Practices.” The following principles guide our compensation programs:

•  Pay-for-performance. Our compensation programs are designed to reward our employees for their individual performance as well as the Company’s performance. If an employee is a top-tier performer, the employee should receive higher rewards. Likewise, where individual performance and/or Company performance falls short of expectations, the programs should deliver lower levels of compensation. However, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in our performance, our programs should continue to ensure that our successful, high-achieving employees remain motivated and committed to us.

•  Every employee should be a stakeholder aligned with our stockholders. A key factor in our success has been and continues to be fostering an entrepreneurial culture where our employees act and think like our owners. As such, our compensation programs encourage equity ownership throughout our organization to align our employees’ interests with our stockholders. Accordingly, our equity awards are long-term in nature and our employees receive equity awards as part of their year-end compensation.

•  Higher levels of responsibility are reflected in compensation. Compensation is based on each employee’s level of job responsibility. As employees progress to higher levels in our organization, an increasing proportion of their pay is at risk and tied to our short- and long-term performance because they are more able to impact our results.

•  Competitive compensation levels. Our compensation programs reflect the value of the employee’s position in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other premier employers who compete with us for talent.

•  Team approach. Our success has been based on the coordinated efforts of all our employees working towards common goals, not on the efforts of any one individual. As such, our compensation programs should be applied across the organization, accounting for differences in job responsibilities and marketplace considerations. Perquisites are rare and limited to those that are important to our employees’ ability to carry out their responsibilities safely and effectively.

•  Align with long-term success. Our compensation programs closely link equity incentive rewards to our long-term strategic priorities and successes and not to short-term excessive risk taking.

We believe we have designed competitive compensation packages that incorporate the above principles and ensure that our executive compensation is aligned with our corporate strategies and business objectives.

Components of Compensation

We have structured executive compensation around the following key elements to achieve our compensation objectives:

•  base salary;

•  incentive compensation, consisting of a combination of cash and long-term equity awards;

42   WisdomTree, Inc. | 2026 Proxy Statement

Executive Compensation

•  benefit programs; and

•  severance and change of control benefits for NEOs.

Together, these elements provide competitive compensation packages that recognize and reward individual contributions, align executive compensation with our corporate strategy and business objectives and promote the achievement of key strategic and operating performance measures.

Base Salary

We use base salary to provide our NEOs with stable, fixed compensation that offers a degree of certainty and supports attraction and retention. We did not adjust NEO base salaries in 2025. While base salary is an important element of total compensation, we believe that the majority of our NEOs’ compensation should be earned through performance-based cash incentives and equity awards.

Incentive Compensation

Incentive compensation consists of two components: cash and long-term equity awards.

Cash. The cash component of incentive compensation is used to motivate and reward our employees for achieving certain short-term operating, financial and other business goals as well as individual performance.

Long-Term Equity Awards. We grant equity awards to encourage sustained performance and align employee interests with long-term stockholder value. We believe that providing equity ownership:

•  serves to align the interests of our employees with our stockholders by creating an ownership culture and a direct link between compensation and stockholder return;

•  creates a significant, long-term interest for our employees to contribute to our success;

•  aids in the retention of employees in a highly competitive market for talent; and

•  allows employees to participate in our longer-term success through potential stock price appreciation.

In determining the appropriate mix of short-term and long-term incentive compensation to our executives and all of our employees, our Compensation Committee and management believe that employees with higher authority, responsibility and ability to significantly influence our growth and profitability should receive their incentive compensation more weighted towards long-term equity to further align their interest with our long-term success. As a result, incentive compensation paid to our CEO is most heavily weighted toward long-term equity incentives, followed by our COO, and then our other NEOs. Long-term equity awards consist of restricted stock and PRSU awards.

Restricted Stock

Restricted stock awards vest in equal annual installments over three years commencing on the first anniversary of the grant date. The number of shares of restricted stock granted to our NEOs was determined by dividing the dollar value of such awards by the closing price of our common stock on the grant date. Restricted stock awards granted for 2025 performance in January 2026 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. Restricted stock awards granted to our other NEOs represent 75% of each of their respective long-term equity awards granted.

WisdomTree, Inc. | 2026 Proxy Statement   43

Executive Compensation

Performance Based Restricted Stock Units (PRSUs)

Awards of PRSUs cliff vest at the end of three years if certain pre-determined relative TSR levels are achieved. The number of PRSUs granted to our NEOs was determined by dividing the dollar value of such awards by the closing price of our common stock on the grant date. PRSUs granted for 2025 performance in January 2026 to our CEO and COO represent 50% of each of their respective long-term equity awards granted. PRSUs granted to our other NEOs represent 25% of each of their respective long-term equity awards granted.

While a target number of PRSUs is initially granted, the number of PRSUs that will ultimately be earned and vest is tied to how our TSR compares to a peer group of other publicly-traded asset managers over the three-year performance period and could range from 0% to 200% of the target number of PRSUs granted. We refer to this peer group as the “Traditional Asset Manager Peer Group,” which for the years ended December 31, 2025, 2024 and 2023, was comprised of the following companies that generally are covered by analysts who also provide coverage on our Company:

• Acadian Asset Management LLC* • AllianceBernstein Holding L.P. • Affiliated Managers Group, Inc. • Artisan Partners Asset Management Inc. • BlackRock, Inc. • Federated Hermes, Inc.	• Franklin Resources, Inc. • Invesco Ltd. • Janus Henderson Group plc • T. Rowe Price Group, Inc. • Victory Capital Holdings, Inc. • Virtus Investment Partners, Inc.

*  Acadian Asset Management LLC was formerly known as Brightsphere Investment Group Inc.

The TSR for each member of the Traditional Asset Manager Peer Group is derived from the average per-share value of the publicly-traded common stock of each peer group member for the 90-calendar day period ending on the first day of the performance period and the last day of the performance period and includes the impact of dividends. With respect to the PRSUs granted for 2025 performance in January 2026, the number of PRSUs that will ultimately be earned and vest is determined as follows:

•  If the relative TSR is below the 25th percentile, then 0% of the target number of PRSUs granted will vest.

•  If the relative TSR is at the 25th percentile, then 50% of the target number of PRSUs granted will vest.

•  If the relative TSR is above the 25th percentile, then linear scaling is applied such that the percent of the target number of PRSUs vesting is 100% at the 50th percentile and is capped at 200% of the target number of PRSUs for performance at or above the 85th percentile.

•  If our absolute TSR is negative, the number of PRSUs vesting is capped at 100% of target regardless of the relative TSR percentile.

As stated above in the section titled “Our Compensation Philosophy and Objectives,” those individuals with greater levels of authority and responsibility receive a higher amount of their incentive compensation in the form of equity awards. Accordingly, we granted a greater proportion of incentive compensation in equity to our NEOs as compared to our other employees. See “2025 Total Compensation” below for further information regarding actual compensation paid to our NEOs.

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Benefits and Perquisites

As stated above in the section titled “Our Compensation Philosophy and Objectives,” our NEOs and Compensation Committee agree that perquisites should be rare and limited to those that are important to our employees’ ability to carry out their responsibilities safely and effectively. In 2026, certain employees, including NEOs, have invested in a Company-sponsored investment vehicle, Ceres Farms, LLC, for which management and performance fees are waived; these waived fees were immaterial to our operating results. Our NEOs are also party to indemnification agreements with the Company, and are entitled to participate in directors’ and officers’ liability insurance as well as the various benefits made available to our other employees on the same terms as other employees, such as our group health plans, paid vacation and sick leave, basic life insurance, short- and long-term disability benefits and a 401(k) plan with a Company matching contribution of 50% of eligible employee contributions for U.S.-based employees and Company contributions to a pension scheme in foreign jurisdictions, as applicable.

Severance and Change of Control Benefits

In accordance with the terms of the employment agreements with our CEO, COO, CLO and CEOE, the Severance Plan in which our CFO participates and the respective equity award agreements of such NEOs, as applicable, each as described below, each of our NEOs is entitled to specified benefits in the event of termination of their respective employment under certain conditions, including partial acceleration of unvested equity awards and specified severance payments and benefits.

Each of our NEOs is also entitled to specified benefits in the event of involuntary termination of their employment without cause or voluntary termination of employment for good reason within 18 months after a change of control, including accelerated vesting of unvested equity awards and specified cash severance payments and benefits. In addition, if a change of control occurs within 12 months following the NEO’s involuntary termination of employment without cause or voluntary termination of employment for good reason, all unvested time-based equity awards will accelerate and vest on the effective date of the change of control and unvested equity awards subject to performance-based vesting (currently, PRSUs), will vest in accordance with the terms of the applicable award agreement. Further, if a change of control occurs during the employment of our NEOs, all unvested time-based equity awards held by our CEO, COO and CLO will accelerate and vest on the effective date of the change of control and unvested equity awards subject to performance-based vesting (currently, PRSUs) held by our NEOs will vest in accordance with the terms of the applicable award agreement.

We have provided more detailed information about these severance and change of control benefits, along with estimates of value under various circumstances, in the table below under “Potential Payments Upon Termination or Change of Control” and under the heading “Employment Agreements and Severance Plan” below.

Our goal in providing severance and change of control benefits is to offer sufficient certainty in compensation such that our executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We believe these benefits assist in maintaining a competitive position in terms of attracting and retaining key executives, which is in the best interests of our stockholders.

Role of the Compensation Committee, Performance Evaluations and Management

The Compensation Committee, which is comprised entirely of independent directors, is responsible for the general oversight of our compensation policies and practices. The Compensation Committee also reviews the overall compensation structure and evaluates the performance of our NEOs in order to determine that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives based on their collective experiences and business judgment. The Compensation Committee engages an independent compensation consultant to provide advice with respect to executive compensation.

The Compensation Committee specifically evaluates the performance of our CEO and, with input from our CEO, the overall performance of our other NEOs. The Compensation Committee also discusses the overall performance and compensation of our NEOs with our Board and presents the Board with information regarding compensation matters throughout the year as needed.

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Executive Compensation

The Compensation Committee oversees the development, implementation and administration of our compensation programs, including all compensation plans adopted by the Board under which equity grants are made, and determines and approves performance measures and goals and objectives relevant to the compensation program. In addition, the Compensation Committee evaluates the performance of the CEO in light of those goals and objectives, determines and approves the CEO’s compensation based on this evaluation, reviews and approves the compensation of the other NEOs, reviews and approves all discretionary bonuses to our employees and reviews and approves employment, severance and change of control agreements, as well as any other supplemental benefits provided to our NEOs and other senior employees under the Compensation Committee’s purview. The Compensation Committee also reviews and makes recommendations to our Board with respect to non-employee directors’ compensation. The Compensation Committee works with management to annually review and reassess the adequacy of its charter, proposing changes as necessary to our Board for approval.

Our NEOs play a critical role in setting or recommending compensation levels throughout our organization. Our CEO makes incentive compensation recommendations to the Compensation Committee for the NEOs other than the CEO. In considering the CEO’s recommendations, the Compensation Committee evaluates results measured by the performance measures, goals and objectives of our compensation programs as well as qualitative factors to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophy and objectives.

Our NEOs work with the Compensation Committee to design and develop compensation programs applicable to all our employees, including recommending changes to existing compensation programs and operational performance targets, preparing analyses of Company financial or operational data and other Compensation Committee briefing materials, analyzing industry data and, ultimately, implementing the decisions of the Compensation Committee.

Use of Compensation Consultant

The Compensation Committee has retained FW Cook (“FWC”), an independent compensation consultant, to provide objective advice on the pay practices, compensation plan design and the competitive landscape for compensation. The compensation consultant also reviews and makes recommendations for the selection process and pay information used for market compensation benchmarking discussed below. WisdomTree pays the cost for FWC’s services. However, the Compensation Committee retains the sole authority to direct, terminate or continue FWC’s engagement. The Compensation Committee has confirmed the independence of FWC in accordance with SEC and NYSE rules and has determined that their work has not raised any conflicts of interest.

Market Compensation Benchmarking

The Compensation Committee monitors relevant market and industry statistics on executive compensation as one of several factors it considers in determining compensation of our NEOs. In making compensation decisions, the Compensation Committee reviews:

Industry surveys. Aon Consulting, Inc. (“Aon”) prepares annual comprehensive compensation surveys for the asset management industry. These surveys consist of consolidated compensation information of publicly-traded and private asset management firms.

Industry peers. Publicly disclosed pay information for certain publicly-traded asset management firms that are generally similar in size, market capitalization, product offering and/or financial metrics as WisdomTree.

The Compensation Committee uses this information to inform compensation decisions and to understand evolving pay trends at asset managers; however, the Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the market data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations.

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Executive Compensation

At the beginning of the year, the Compensation Committee, working with FWC, reviews the appropriateness of the companies included in the industry peer group that we refer to as the “Compensation Peer Group.” The Compensation Peer Group median is used to determine the target compensation of the CEO and as a reference point for the other NEOs. The Compensation Committee adjusts this peer group based on metric changes of the peer group average relative to WisdomTree. Relevant metrics considered by the Compensation Committee include AUM, financial metrics, number of employees and market capitalization. The 2025 Compensation Peer Group, as approved by the Compensation Committee, is set forth below:

•  Acadian Asset Management LLC

•  AllianceBernstein Holding L.P.

•  Artisan Partners Asset Management Inc.

•  B. Riley Financial, Inc.

•  Cohen & Steers, Inc.

•  Diamond Hill Investment Group, Inc.

•  Donnelley Financial Solutions, Inc.

•  Hercules Capital, Inc.

•  Main Street Capital Corporation

•  Moelis & Company

•  Silvercrest Asset Management Group Inc.

•  Victory Capital Holdings, Inc.

•  Virtus Investment Partners, Inc.

•  Westwood Holdings Group, Inc.

2025 Incentive Compensation Program and Results

We maintain a performance-based incentive compensation program for our NEOs. A portion of the awards under the incentive compensation program are paid in cash and a portion are in the form of equity awards (restricted stock subject to time-based vesting and PRSUs subject to performance-based vesting). The program is designed to determine the proper level of funding for the incentive compensation pool relative to achieving certain quantitative metrics and qualitative results that incentivize growth. For 2025, the achievement of quantitative metrics determined 75% of our total incentive compensation pool with the remaining 25% determined by the Compensation Committee based on qualitative results. This split reflects the Compensation Committee’s desire for a formulaic bonus plan while recognizing the need to apply some level of judgment in setting appropriate compensation levels to reflect the accomplishment of strategic objectives and individual performance.

Actual plan performance is summarized below. The quantitative metrics chosen were considered important performance measurements that our Board and investors use to measure the health of our business and relative success:

•  Net inflows and Annualized RRR from Flows – derived using broad industry data for the asset management and ETP industry, including historical industry growth rates over a three-to-five year period, as well as consideration of historical actual performance and analyst expectations. Consistent with a modest decline in industry growth rates compared to the prior year, the 2025 net inflows target was set slightly below prior year levels. In addition, the Annualized RRR from Flows target reflects the Company’s observed and expected shift in product mix toward lower fee strategies. Notwithstanding these factors, the targets were designed to remain rigorous, with net inflows requiring performance in line with or above expected industry growth and RRR requiring strong execution across product mix and revenue generation. The funded payout is capped at 300% of target. These metrics are exclusive of flows resulting from our gold ETPs charging approximately 40 basis points per annum.

•  Financial metrics – our total revenues, adjusted operating income and adjusted operating margin, which is derived from internal planning activities. We define “adjusted operating income” as operating income, calculated in accordance with GAAP, excluding bonus expense, and we define “adjusted operating margin” as adjusted operating income divided by revenue. The funded payout is capped at 250% of target.

•  Relative total shareholder return – our stock performance relative to the Traditional Asset Manager Peer Group and a measure of value generated for our stockholders. The TSR for each member of the Traditional Asset Manager Peer Group was derived from the average per-share value of the publicly-traded common stock of each peer group member for the 90-calendar day period ending on January 1, 2025 (beginning of period) and December 31, 2025 (end of period) and includes the impact of dividends. The funded payout is capped at 250% of target.

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Executive Compensation

The table below discloses the threshold, target and maximum payouts for each performance metric:

($ in thousands) Performance Metrics	Quantitative Metrics			Payouts
	Threshold	Target	Maximum	Threshold	Target	Maximum
Net inflows	$0	$7,300,000	$21,900,000	$0	$ 689	$ 2,067
Annualized RRR from Flows	$0	$ 23,900	$ 71,700	$0	$ 689	$ 2,067
Total revenues	$0	$ 442,500	$ 1,106,250	$0	$ 2,757	$ 6,893
Adjusted operating income (excluding bonus)	$0	$ 184,900	$ 462,250	$0	$ 2,757	$ 6,893
Adjusted operating margin (excluding bonus)	0%	41.8%	100.0%	$0	$ 2,757	$ 6,893
Relative total shareholder return	13 of 13	7 of 13	1 of 13	$0	$ 1,378	$ 3,445
Total				$0	$11,027	$28,258

The table below discloses actual performance and the funded payout of the incentive compensation pool:

($ in thousands) Performance Metrics	Weight	Target	Target Payout	2025 Actuals	Funded %	Funded Payout
Net inflows(1)	4.688%	$7,300,000	$ 689	$9,258,000	126.8%	$ 874
Annualized RRR from Flows(1)	4.688%	$ 23,900	$ 689	$ 23,500	98.6%	$ 680
Total revenues(2)	18.750%	$ 442,500	$ 2,757	$ 490,800	121.9%(3)	$ 3,360
Adjusted operating income (excluding bonus)(3)(4)	18.750%	$ 184,900	$ 2,757	$ 225,900	144.4%(3)	$ 3,981
Adjusted operating margin (excluding bonus)(3)(4)	18.750%	41.8%	$ 2,757	46.0%	120.3%(3)	$ 3,317
Relative total shareholder return	9.375%	7 of 13	$ 1,378	7 of 13	100.0%	$ 1,378
Total – Performance:	75.00%		$11,027		123.2%	$ 13,590
Total – Qualitative:	25.00%		$ 3,676		140.8%	$ 5,175
Total – Pool:			$14,703			$ 18,765
Funding percentage:						127.6%

(1)     These metrics are exclusive of outflows resulting from our gold ETPs charging approximately 40 basis points per annum.

(2)     2025 Actuals have been adjusted to account for the impact of foreign exchange fluctuations on targets set at the beginning of the year related to our international operations. These foreign exchange adjustments, which had a negligible impact on the Funded Payout, include a decrease to revenues of $2,904 and a decrease to adjusted operating income of $722.

(3)     Computed using two-to-one leverage, meaning for every percentage point increase (or decrease) in performance, our NEOs received a two percentage point increase (or decrease) to the payout.

(4)     2025 Actuals exclude $4,693 of acquisition-related costs and $1,434 of intangible asset amortization arising from the Ceres acquisition.

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Executive Compensation

In recommending and determining the amount of incentive compensation and total compensation for our NEOs, our CEO and Compensation Committee primarily used their business judgment and considered:

•  individual performance;

•  the contribution of our NEOs in achieving the strategic initiatives described above;

•  retention;

•  tenure at the firm;

•  historical compensation;

•  compensation survey data from Aon and our Compensation Peer Group; and

•  guidance from FWC.

See “2025 Total Compensation” below for further information regarding actual compensation paid to our NEOs.

2025 Total Compensation

The table below reflects the total compensation awarded for 2025 performance to our NEOs in the manner that the Compensation Committee used to evaluate total compensation. This table supplements the Summary Compensation Table below, which is presented in a different format as required by the SEC:

						Incentive Compensation
($ in thousands) NEO	Base Salary	Incentive Target	Funded %	Incentive Compensation	Total Compensation	Short-Term Cash	Restricted Stock	PRSUs(1)	Total
Jonathan Steinberg – CEO	$550	$4,950	133%	$6,584	$7,134	$2,633	$1,976	$1,975	$6,584
Bryan Edmiston – CFO	$375	$1,225	128%	$1,565	$1,940	$ 783	$ 587	$ 195	$1,565
Marci Frankenthaler – CLO	$375	$1,025	134%	$1,373	$1,748	$ 686	$ 515	$ 172	$1,373
R. Jarrett Lilien – COO	$450	$3,300	128%	$4,224	$4,674	$1,901	$1,162	$1,161	$4,224
Alexis Marinof – CEOE(2)	$382	$1,428	135%	$1,925	$2,307	$ 962	$ 722	$ 241	$1,925

(1)     PRSUs granted to our CEO and COO represent 50% of the long-term equity awards granted, and PRSUs awarded to our other NEOs represent 25% of the long-term equity awards. The amounts reflected in this table represent the target dollar value of the awards. PRSUs were granted in January 2026 and, in connection with the revised calibration methodology described above, additional PRSUs were granted in February 2026. The aggregate grant-date fair value of these awards, as determined in accordance with ASC 718 using a Monte Carlo simulation, was as follows: Mr. Steinberg: $3,043; Mr. Edmiston: $301; Ms. Frankenthaler: $264; Mr. Lilien: $1,790 and Mr. Marinof: $371.

(2)     Mr. Marinof’s compensation is paid in British pounds. Amounts reflected in the table are reported in U.S. dollars using the average exchange rate of $1.3182 to £1.

Mr. Steinberg’s and Mr. Lilien’s funded percentages of 133% and 128%, respectively, reflected their contributions to the Company’s overall performance, including record AUM; organic growth of 8%; revenue and operating income growth of 15% and 27%, respectively; operating margin expansion of approximately 300 basis points; and additional achievements described above in the “Executive Summary – Business Overview.” Mr. Edmiston’s and Ms. Frankenthaler’s funded percentages of 128% and 134%, respectively, reflected their individual performance during the year, their efforts in facilitating the Ceres acquisition and related financing. Mr. Marinof’s funded percentage was set at 135%, reflecting record European-listed AUM; $6.4 billion of net inflows into European-listed products; new product launches that attracted meaningful investor demand; and Europe’s relative contribution to the Company’s operating results.

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Executive Compensation

The following charts reflect the elements of total compensation for our NEOs as a percentage of their total compensation based on the chart above:

Jonathan Steinberg
CEO

Long-term incentive compensation granted as equity awards (**55%**)
Cash base salary (**8%**)
Short-term incentive compensation granted as cash (**37%**)

Bryan Edmiston
CFO

Long-term incentive compensation granted as equity awards (**41%**)
Cash base salary (**19%**)
Short-term incentive compensation granted as cash (**40%**)

Marci Frankenthaler
CLO

Long-term incentive compensation granted as equity awards (**40%**)
Cash base salary (**21%**)
Short-term incentive compensation granted as cash (**39%**)

R. Jarrett Lilien
COO

Long-term incentive compensation granted as equity awards (**49%**)
Cash base salary (**10%**)
Short-term incentive compensation granted as cash (**41%**)

Alexis Marinof
CEOE

Long-term incentive compensation granted as equity awards (**33%**)
Cash base salary (**17%**)
Short-term incentive compensation granted as cash (**50%**)

Risk Analysis of Compensation Policies and Programs

The Compensation Committee has reviewed our overall compensation policies and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, a portion of the equity awards typically vest in equal installments over three years, and a portion typically cliff vest after three years in an amount derived from our TSR in relation to a peer group. We believe this encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking.

In addition, we have implemented the following policies to manage risk:

•  Stock Ownership Guidelines. Our stock ownership guidelines require our CEO, all other executive officers and our non-employee directors to maintain an ongoing ownership position in our common stock with a dollar value equal to six times (6x) base salary for our CEO, three times (3x) base salary for all other executive officers and five times (5x) base retainer for our non-employee directors. Additional details about our stock ownership guidelines are described in this proxy statement under the heading “Stock Ownership Guidelines;”

•  Insider Trading Policy. Our insider trading policy strictly prohibits hedging, pledging and similar transactions in our common stock by our employees, officers and directors as described in this proxy statement under the heading “Policy Prohibiting Short Sales, Derivatives Trading, Hedging and Pledging;” and

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•  Clawback Policy. Our clawback policy provides that, in the event that we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under securities laws, we are required to recoup (subject to certain limited exceptions) any cash or equity incentive compensation received by any current or former executive officer in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements. In addition, under our clawback policy, in the event that we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under securities laws, we must use reasonable efforts to recover (i) any cash or equity incentive compensation received by any other current or former employee of the Company in the three years prior to the date we are required to restate our financial statements that is in excess of the amount that would have been received based on the restated financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement and (ii) up to 100% of the cash and equity incentive compensation received by any current or former employee in the three years prior to the date we are required to restate our financial statements if we determine that the employee committed certain acts or omissions that materially contributed to the circumstances requiring the restatement.

Tax and Accounting Considerations

We evaluate the effect of accounting and tax treatment of particular forms of compensation on an ongoing basis and make modifications to compensation policies in response where appropriate. Under current U.S. tax rules, compensation paid to our NEOs in excess of $1,000,000 is generally not deductible by us. In designing our executive compensation program and determining the compensation of our executive officers, including our NEOs, our compensation committee considers a variety of factors, including the potential impact of the $1,000,000 deduction limit. While the Compensation Committee is mindful of the benefit of the full deductibility of compensation, it believes that stockholder interests are best served if the Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Accordingly, while considering tax deductibility as a factor in determining executive compensation, the Compensation Committee may not limit such compensation to levels that will be deductible.

Policies and Practices Related to the Grant of Certain Equity Awards

It is the policy of the Board and the Compensation Committee to not take material nonpublic information into account when determining the timing of equity awards in order to take advantage of a depressed stock price or an anticipated increase in stock price. Similarly, it is our practice not to time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation.

We generally make awards on pre-determined dates. Annual equity awards to all eligible employees, including our NEOs, are generally made on January 25th, and annual equity awards to members of our Board are made on the date of our annual meeting of stockholders.

WisdomTree did not grant any stock options, stock appreciation rights or similar option-like instruments in 2025.

Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to our NEOs is reasonable and appropriate. The Compensation Committee believes that our compensation program gives our NEOs appropriate incentive to contribute to our long-term performance and believes that our compensation structure and practices encourage management to work as a team in an entrepreneurial culture for outstanding stockholder returns, without taking unnecessary or excessive risks. We believe the total compensation opportunities of our compensation packages will allow us to attract and retain talented executives who have helped and who will continue to help us grow as we look to the years ahead.

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Executive Compensation

Pay Versus Performance

The following table reports the total compensation of Jonathan Steinberg, our Chief Executive Officer and PEO, and the average total compensation of the other NEOs as reported in the Summary Compensation Table for the past five years, as well as the “compensation actually paid” to our PEO and the average “compensation actually paid” to our other NEOs as calculated pursuant to SEC rules and certain performance measures required by SEC rules. We refer to the NEOs covered by this Pay Versus Performance disclosure other than the PEO as the “Other NEOs.”

					Value of Initial Fixed $100 Investment Based On:			Company- Selected Measure
Year(1)	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)(2)	TSR ($)	Peer Group TSR ($)(3)	Net Income (thousands) ($)(4)	TSR Percentile Ranking – Traditional Asset Manager Peer Group(5)
2025	6,704,625	9,932,854	2,580,836	3,430,331	247.88	211.25	112,967	50th
2024	6,745,441	15,333,481	2,519,007	4,449,490	211.17	200.58	66,693	85th
2023	6,710,430	9,946,606	2,422,286	3,140,681	137.54	145.36	102,546	92nd
2022	5,448,889	5,503,797	1,837,134	1,836,101	106.15	110.59	50,684	92nd
2021	4,317,175	4,313,843	1,377,223	1,252,097	116.57	147.62	49,797	25th

(1)     The PEO and Other NEOs for the applicable years were as follows:

•   2024 and 2025: Mr. Steinberg served as our PEO and Mr. Edmiston, Ms. Frankenthaler, Mr. Lilien and Mr. Marinof served as the Other NEOs.

•   2022 and 2023: Mr. Steinberg served as our PEO and Messrs. Edmiston, Lilien, Marinof and Peter Ziemba, our Chief Administrative Officer, served as the Other NEOs.

•   2021: Mr. Steinberg served as our PEO and Messrs. Edmiston, Lilien, Marinof and Ziemba and Amit Muni, our former CFO, served as the Other NEOs. Mr. Edmiston was appointed to serve as our CFO effective June 1, 2021.

(2)     Represents the Summary Compensation Table totals reported for the PEO and the average of the Other NEOs for each year subject to the following adjustments in accordance with Item 402(v)(2)(iii) of Regulation S-K to calculate “compensation actually paid”:

Year	Summary Compensation Table – Total	Deduction for amounts reported under “Stock Awards” column of the Summary Compensation Table(a)	Equity Award Adjustments(b)	Compensation Actually Paid
2025 – PEO	$6,704,625	($3,507,589)	$ 6,735,818	$ 9,932,854
2025 – Average for Other NEOs	$2,580,836	($1,086,673)	$ 1,936,168	$ 3,430,331
2024 – PEO	$6,745,441	($3,841,791)	$12,429,831	$15,333,481
2024 – Average for Other NEOs	$2,519,007	($1,118,764)	$ 3,049,247	$ 4,449,490
2023 – PEO	$6,710,430	($3,585,593)	$ 6,821,769	$ 9,946,606
2023 – Average for Other NEOs	$2,422,286	($1,018,373)	$ 1,736,768	$ 3,140,681
2022 – PEO	$5,448,889	($2,494,989)	$ 2,549,897	$ 5,503,797
2022 – Average for Other NEOs	$1,837,134	($ 511,485)	$ 510,452	$ 1,836,101
2021 – PEO	$4,317,175	($1,463,175)	$ 1,459,843	$ 4,313,843
2021 – Average for Other NEOs	$1,377,223	($ 389,910)	$ 264,784	$ 1,252,097

(a)     Compensation actually paid excludes the amounts reported in the Stock Awards column from the relevant year’s Summary Compensation Table total.

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(b)     The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the fair value as of the end of the applicable fiscal year of unvested equity awards granted in that year; (ii) the change in fair value during the applicable fiscal year of equity awards granted in prior years that remained outstanding and unvested at the end of the applicable fiscal year; (iii) the change in fair value during the applicable fiscal year through the vesting date of equity awards granted in prior years that vested during the applicable fiscal year, less the fair value at the end of the prior year of awards granted prior to the applicable fiscal year that failed to meet applicable vesting conditions during the listed year; and (iv) the value of dividends or other earnings paid on equity awards in the applicable fiscal year prior to the vesting date that are not otherwise included in the total compensation for the applicable fiscal year.

Equity values are calculated in accordance with ASC 718, including Monte Carlo simulations used to value outstanding PRSUs as of the end of the applicable fiscal year. The equity award adjustments are set forth in the table below:

Year	Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Applicable Year ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
Equity Award Adjustments – PEO
2025	4,510,052	2,565,095	—	(375,717)	—	36,388	6,735,818
2024	6,485,442	5,644,149	—	278,725	—	21,514	12,429,831
2023	5,041,757	1,717,483	—	22,573	—	39,956	6,821,769
2022	2,545,937	61,772	—	(102,452)	—	44,640	2,549,897
2021	1,581,610	(177,002)	—	5,196	—	50,039	1,459,843
Equity Award Adjustments – Average for Other NEOs
2025	1,380,873	618,885	—	(75,861)	—	12,271	1,936,168
2024	1,827,552	1,157,527	—	57,915	—	6,254	3,049,247
2023	1,392,242	329,643	—	5,922	—	8,961	1,736,768
2022	512,998	3,176	—	(17,326)	—	11,604	510,452
2021	344,057	(11,600)	—	763	(77,860)	9,424	264,784

(3)     The peer group used for purposes of Item 201(e) of Regulation S-K was utilized for purposes of calculating Peer Group TSR. We refer to this peer group as the “Selected Peer Group.” The Selected Peer Group is comprised of 36 publicly-traded asset management companies in the S&P U.S. BMI Asset Management & Custody Banks Index.

(4)     We are required to report net income/(loss) pursuant to generally accepted accounting principles (“GAAP”) in the table above, however, our GAAP net income includes items that are non-recurring or not core to our operating business. Our adjusted net income (a non-GAAP measure) (in thousands) was $124,588, $101,379, $62,731, $41,669 and $61,352 for the years ended December 31, 2025, 2024, 2023, 2022 and 2021, respectively. A reconciliation of our net income as reported under GAAP to adjusted net income (a non-GAAP measure) is included in Item 7 of our Annual Report on Form 10-K for each respective year.

(5)     We have identified our TSR percentile ranking for the Traditional Asset Manager Peer Group as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and Other NEOs in 2025 to our performance. The TSR for each member of the Traditional Asset Manager Peer Group was derived from the average per-share value of the publicly-traded common stock of each peer group member for the 90-calendar day period ending on January 1st (beginning of period) and December 31st (end of period) of each applicable year and includes the impact of dividends.

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Tabular List of Performance Measures

WisdomTree considers the following measures to be the most important performance measures it uses to link compensation actually paid to its PEO and Other NEOs to WisdomTree’s performance for 2025:

Performance Measures
TSR Percentile Ranking – Traditional Asset Manager Peer Group
Net Inflows
Annualized RRR from Flows
Total Revenues
Adjusted Operating Income
Adjusted Operating Margin

Relationship Between Compensation Actually Paid and Performance Measures

Compensation Actually Paid and Cumulative TSR

The table below shows the relationship between compensation actually paid to our PEO and average compensation actually paid to our Other NEOs in relation to our cumulative TSR and the cumulative TSR of the Selected Peer Group over a five-year period. Our cumulative TSR and the cumulative TSR of the Selected Peer Group were not used in the 2025 incentive compensation program. However, our relative TSR measured against an alternative peer group that we refer to as the Traditional Asset Manager Peer Group is a metric used in determining annual compensation of our PEO and our Other NEOs. During 2025, we ranked 7th among the 13 members of the Traditional Asset Manager Peer Group. See “TSR Percentile Ranking – Traditional Asset Manager Peer Group” below for additional information.

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Compensation Actually Paid and Net Income

The table below shows the relationship between compensation actually paid to our PEO and average compensation actually paid to our Other NEOs in relation to our net income. Net income was not a performance measure used in the 2025 incentive compensation program. Compensation actually paid also has no correlation to net income due to items impacting net income that are non-recurring or not core to our operating results.

Compensation Actually Paid and TSR Percentile Ranking – Traditional Asset Manager Peer Group

The table below shows the relationship between compensation actually paid to our PEO and average compensation actually paid to our Other NEOs in relation to our TSR percentile ranking for the Traditional Asset Manager Peer Group, a performance measure used in the 2025 incentive compensation program and described above in the Compensation Discussion and Analysis under the heading “Components of Compensation.”

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Summary Compensation Table

The following table sets forth certain information with respect to compensation earned during the years indicated below by each NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Steinberg	2025	550,000	2,633,400	3,507,589	13,636	6,704,625
Chief Executive Officer	2024	550,000	2,338,400	3,841,791	15,250	6,745,441
	2023	550,000	2,561,200	3,585,593	13,637	6,710,430
Bryan Edmiston	2025	375,000	782,500	752,492	15,500	1,925,492
Chief Financial Officer	2024	375,000	752,500	687,494	11,500	1,826,494
	2023	375,000	687,500	549,993	11,188	1,623,681
Marci Frankenthaler	2025	375,000	686,300	705,281	15,500	1,782,081
Chief Legal Officer	2024	375,000	705,300	674,989	15,250	1,770,539
R. Jarrett Lilien	2025	450,000	1,900,800	2,143,484	13,000	4,507,284
President and Chief Operating Officer	2024	450,000	1,753,800	2,346,296	13,000	4,563,096
	2023	450,000	1,919,700	2,189,544	15,000	4,574,244
Alexis Marinof(4)	2025	382,278	962,286	745,436	18,488	2,108,488
Chief Executive Officer, Europe	2024	370,678	745,574	766,285	33,361	1,915,898
	2023	360,615	749,831	571,460	32,455	1,714,361

(1)     Amounts reported for 2025 reflect bonuses earned in 2025 and paid in 2026; amounts reported for 2024 reflect bonuses earned in 2024 and paid in 2025; and amounts reported for 2023 reflect bonuses earned in 2023 and paid in 2024.

(2)     Amounts reported include the aggregate accounting grant date fair value of awards made to our NEOs in the respective calendar year for services performed in the prior year and are computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting. The grant date fair value for time-based restricted stock awards is based on the closing price of our common stock on the date of grant. The grant date fair value for PRSUs is calculated using a Monte-Carlo simulation for the award on the grant date and such grant date fair values are set forth in the Grants of Plan-Based Awards table below. The assumptions we used in the valuation of the equity awards are set forth in note 18 of the notes to our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The value of the PRSUs granted to our NEOs in 2025 assuming the highest level of performance is achieved is $3,507,591 for Mr. Steinberg, $376,238 for Mr. Edmiston, $352,629 for Ms. Frankenthaler, $2,143,487 for Mr. Lilien and $372,721 for Mr. Marinof.

(3)     Represents employer contributions to the 401(k) Retirement Plan (and the U.K. pension scheme in respect of Mr. Marinof).

(4)     Mr. Marinof is paid compensation in British pounds. Amounts reflected are reported in U.S. dollars using the average exchange rates of $1.3182, $1.2782 and $1.2435 to £1 for the years 2025, 2024 and 2023, respectively.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefits programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure that the pay of our employees reflects the level of their job impact and responsibilities and is competitive within our industry. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

As required by the SEC, we are providing disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. Therefore, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. For 2025, the annual total compensation of our median employee, determined in accordance with the amounts presented in the “Total” column of the Summary Compensation Table, was $223,250. Our CEO’s annual total compensation, as reported in the “Total” column of the Summary Compensation Table, was $6,704,625. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 30 to 1. Our pay ratio estimate has been calculated in a manner consistent with SEC rules using the data and assumptions summarized below.

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To quantify the annual total compensation of our median employee, we first determined our employee population as of December 31, 2025, which represented 359 global full-time employees, excluding our CEO. We then measured the employee population’s total compensation as viewed by our Compensation Committee, which is comprised of base salary, cash incentive compensation and equity incentive compensation granted for the 2025 performance year. We annualized compensation for any employees who were employed for less than the full year and compensation paid in foreign currencies was converted to U.S. dollars based on an average exchange rate for the full year.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock awards granted to our NEOs during the year ended December 31, 2025.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold (#)	Target (#)	Maximum (#)
Jonathan Steinberg	1/25/2025	80,302	160,604	321,208	—	1,753,796
	1/25/2025	—	—	—	176,438	1,753,794
Bryan Edmiston	1/25/2025	8,614	17,227	34,454	—	188,119
	1/25/2025	—	—	—	56,778	564,373
Marci Frankenthaler	1/25/2025	8,073	16,146	32,292	—	176,314
	1/25/2025	—	—	—	53,216	528,967
R. Jarrett Lilien	1/25/2025	49,073	98,145	196,290	—	1,071,743
	1/25/2025	—	—	—	107,821	1,071,741
Alexis Marinof	1/25/2025	8,533	17,066	34,132	—	186,361
	1/25/2025	—	—	—	56,245	559,075

(1)     Amounts reported represent accounting grant date fair value of awards made to our NEOs in 2025 for services performed in the prior year and are computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding stock awards held by our NEOs at December 31, 2025:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jonathan Steinberg	1/25/23	106,714	1,300,844	576,698	7,029,949
	1/25/24	179,607	2,189,409	456,590	5,565,832
	1/25/25	176,438	2,150,779	324,768	3,958,922
Bryan Edmiston	1/25/23	24,554	299,313	44,220	539,042
	1/25/24	48,212	587,704	40,846	497,913
	1/25/25	56,778	692,124	34,832	424,602
Marci Frankenthaler	1/25/23	24,554	299,313	44,220	539,042
	1/25/24	47,335	577,014	40,104	488,868
	1/25/25	53,216	648,703	32,646	397,955
R. Jarrett Lilien	1/25/23	65,165	794,361	352,156	4,292,782
	1/25/24	109,692	1,337,145	278,850	3,399,182
	1/25/25	107,821	1,314,338	198,464	2,419,276
Alexis Marinof	1/25/23	25,513	311,003	45,944	560,057
	1/25/24	53,737	655,054	45,528	554,986
	1/25/25	56,245	685,627	34,506	420,628

(1)     These unvested shares of restricted stock vest at a rate of 33 1/3% each year starting one year from the date of grant, subject to continued employment. See “Potential Payments upon Termination or Change of Control” for a description of the accelerated or continued vesting provisions upon termination, retirement or change of control.

(2)     The market value of such holdings is based on the closing price of $12.19 per share of our common stock as reported on December 31, 2025.

(3)     These unvested PRSUs cliff vest three years from the grant date. The number of shares of common stock to be issued will be determined based on the TSR of our common stock relative to the respective TSRs of companies in the Traditional Asset Manager Peer Group described above in the Compensation Discussion and Analysis under the heading “Components of Compensation,” each measured over a three-year period from the grant date. The amounts reported are based on achieving maximum performance based upon our relative TSR performance for those respective grants during the measurement periods and include adjustments made to the number of PRSUs for the reinvestment of dividend equivalents between the grant date and December 31, 2025. See “Potential Payments upon Termination or Change of Control” for a description of the accelerated or continued vesting provisions upon termination, retirement or change of control.

(4)     The amounts reported are based on achieving maximum performance based upon our relative TSR performance for those respective grants during the measurement periods.

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Option Exercises and Stock Vested

The following table sets forth, for each NEO, all share-based incentive plan awards that vested and were exercised during the year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan Steinberg	—	—	656,424	6,489,994
Bryan Edmiston	—	—	74,235	736,423
Marci Frankenthaler	—	—	86,891	861,469
R. Jarrett Lilien	—	—	307,051	3,037,910
Alexis Marinof	—	—	96,903	960,651

(1)     Amounts in this column were calculated by multiplying the number of shares of restricted stock or PRSUs that vested by the closing price of our common stock on the vesting date. If the vesting date was a weekend or holiday, the prior business day was used to value the shares. The payout on PRSUs for the performance period from January 25, 2022 to January 25, 2025 was 200% of the target number of PRSUs, inclusive of adjustments made to the target for the reinvestment of dividend equivalents between the grant date and vesting date, based on the TSR of our common stock relative to the respective TSRs of the companies in the Traditional Asset Manager Peer Group as described above in the Compensation Discussion and Analysis under the heading “Components of Compensation,” measured over such three-year period.

Employment Agreements and Severance Plan

The compensation paid to our NEOs in 2025 was governed by the respective employment agreement or employee offer letter between us and each NEO. The following describes the arrangements that were in place with our NEOs in 2025.

CEO, CLO and COO

We have entered into employment agreements, as amended, with each of Jonathan Steinberg, Marci Frankenthaler and R. Jarrett Lilien to serve for an indefinite term, and on an “at will” basis. The terms of the employment agreements for each of these NEOs are substantially identical except for the annual base salary payable to each of them, which for Mr. Steinberg, Ms. Frankenthaler and Mr. Lilien is $550,000, $375,000 and $450,000, respectively. Each of these NEOs is eligible to receive such incentive compensation as may be determined by the Board or Compensation Committee and to participate in our standard benefit plans. The employment agreements contain provisions relating to employee confidentiality, assignment of inventions and non-solicitation of employees, as well as non-competition provisions which are applicable as described below. In addition, pursuant to the terms of the relevant equity award agreements governing outstanding equity awards held by each of these NEOs, if a “change of control” (as defined in the employment agreements) occurs during the employment of our CEO, CLO or COO, as applicable, all unvested time-based equity awards held by such NEO will accelerate and vest on the effective date of the change of control and unvested equity awards subject to performance-based vesting (currently, PRSUs) held by such NEO will vest in accordance with the terms of the applicable award agreement. The value of these accelerated awards, assuming a triggering event of December 31, 2025, is set forth in the “Potential Payments Upon Termination or a Change of Control” table below.

Each of these NEOs also is entitled to the following benefits in the event of the termination of such NEO’s employment:

Termination for Any Reason. The employment agreements provide that if the NEO’s employment with us is terminated for any reason (including death or “disability” (as defined in the employment agreement)), we will pay the NEO their accrued but unpaid base salary and, if applicable, accrued but unused vacation, through the termination date and, except in the case of (i) a resignation by the NEO without “good reason” (as defined in the employment agreements), (ii) a termination of the NEO’s employment by us for “cause” (as defined in the employment agreements) or (iii) the NEO having already received payment, prior to the termination date, of their incentive compensation for the prior year, a

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pro rata portion of an amount equal to 50% of the incentive compensation that the NEO would have received in respect of the year prior to the year of termination, based upon our performance. NEOs are also entitled to reimbursement for reasonable business expenses incurred prior to termination in accordance with the relevant policies and procedures established by the Company.

Termination Without Cause or Resignation for Good Reason. If (i) we terminate the NEO’s employment other than due to their death, “disability” or for “cause” (each as defined in the employment agreements) or (ii) the NEO resigns for “good reason” (as defined in the employment agreements and, either of (i) or (ii), an “Involuntary Termination”) and the NEO (A) enters into a fully effective release agreement and complies with such release and (B) complies with a three-month restrictive covenant, including a three-month non-competition covenant from the date of termination, we will pay the NEO:

•  one year’s base salary, which we refer to as Annual Base Salary;

•  a pro rata portion of an amount equal to 50% of the average incentive compensation that the NEO received in the preceding three fiscal years, multiplied by our budgeted incentive compensation pool funding percentage in the year of termination, which we refer to as Termination Year Cash Incentive Compensation; and

•  50% of the average incentive compensation paid to the NEO in the preceding three years, which we refer to as Average Cash Incentive Compensation.

The Termination Year Cash Incentive Compensation will be paid when we pay incentive compensation for the termination year to non-terminated senior executives. The Annual Base Salary and Average Cash Incentive Compensation will be paid in substantially equal installments over a 12-month period. The NEO also may elect to have us pay for COBRA insurance coverage for up to one year following the date of termination. The employment agreements also provide that any equity awards held by the NEO that would have vested in the 12-month period that immediately follows the date of termination will accelerate and vest, and any remaining unvested awards held by the NEO will remain outstanding for 12 months following the date of termination. In addition, if a “change of control” (as defined in the employment agreements) occurs within 12 months after the date of Involuntary Termination, the NEO will be entitled to any accelerated vesting with respect to the equity awards that the NEO would have been entitled to if they had remained employed through the date of the change of control.

Involuntary Termination Within 18 Months After a Change of Control. In the event of the NEO’s Involuntary Termination within 18 months after a change of control, if the NEO (i) enters into a fully effective release agreement and complies with such release and (ii) complies with a 12-month non-competition covenant from the date of termination, in lieu of the payments and benefits described above under the heading “Termination Without Cause or Resignation for Good Reason,” we will pay the NEO:

•  an amount equal to 1.75 times the Annual Base Salary;

•  a pro rata portion of the Average Cash Incentive Compensation based on the number of days the NEO was employed during the year of termination; and

•  an amount equal to 1.75 times the Average Cash Incentive Compensation.

Such amounts will be paid in one lump sum. The NEO also may elect to have us pay for COBRA insurance coverage for up to 21 months following the date of termination. In addition, any equity awards subject solely to time-based vesting then held by the NEO that would have vested in the 21-month period that immediately follows the date of termination will accelerate and vest. Equity awards subject to performance-based vesting will vest in accordance with the terms of the applicable award agreement.

Termination for Cause or Voluntary Resignation Without Good Reason. If we terminate the NEO’s employment for “cause” (as defined in the employment agreements) or the NEO voluntarily resigns without “good reason” (as defined in the employment agreements), we may elect to enforce a three-month non-competition covenant as provided in the employment agreements in consideration for which we will pay the NEO: (i) 25% of the Annual Base Salary; (ii) an amount equal to 12.5% of the average incentive compensation paid to the NEO in the preceding three fiscal years; and (iii) an

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amount equal to 25% of the value of any equity awards held by the NEO subject solely to time-based vesting that would have vested in the one-year period following the date of termination if no termination had occurred. Such amounts will be paid in substantially equal installments over a three-month period. The NEO also may elect to have us pay for COBRA insurance coverage for up to three months following the date of termination, subject to the NEO’s continued compliance with the three-month non-competition covenant.

The severance payments and benefits under the employment agreements summarized above are generally subject to the NEO’s continuing compliance with any obligations relating to confidentiality, assignment of inventions, or other restrictive covenants (including the non-competition covenants described above) in the employment agreements, as applicable. If we make payments to a NEO as described under “Involuntary Termination Within 18 Months After a Change of Control,” and there is a breach by the NEO of the 12-month non-competition covenant, we have a right to recover payments made during such period of non-compliance.

CFO

Mr. Edmiston is an “employee at will.” His current base salary is $375,000 and he is eligible to receive such incentive compensation as may be determined by our Board or Compensation Committee and to participate in our standard benefit plans. Mr. Edmiston became an eligible participant under our Severance Plan adopted by the Compensation Committee on February 23, 2023. Except for accelerated vesting of unvested time-based equity awards on the effective date of a change of control during his employment, which is only applicable to unvested time-based equity awards held by the CEO, CLO and COO, as an eligible participant under the Severance Plan, Mr. Edmiston is entitled to the same severance benefits as the CEO, CLO and COO described above. In connection with becoming an eligible participant under the Severance Plan, Mr. Edmiston entered into a Restrictive Covenant Agreement, which contains provisions relating to employee confidentiality, assignment of inventions and non-solicitation of employees, as well as non-competition provisions, each of which are applicable to the CEO, CLO and COO as described above.

CEO, Europe

We have entered into an employment agreement, as amended, with Mr. Marinof for an indefinite term. His current base salary is £290,000 ($382,278 using the average exchange rate of $1.3182 to £1 for 2025) and he is eligible to participate in any annual incentive plan established by our Board or Compensation Committee and to participate in our standard benefit plans. Mr. Marinof is also entitled to similar benefits as provided under the Severance Plan (with the exception of payments upon termination for cause or voluntary resignation without good reason) and his employment agreement contains the provisions of the Restrictive Covenant Agreement, in each case as may be applicable and permitted under the laws of the United Kingdom.

Potential Payments upon Termination or Change of Control

As described above under “Employment Agreements and Severance Plan,”

•  Our CEO, CLO and COO are entitled to payments and benefits in the event of: (i) an Involuntary Termination; (ii) a termination of employment by the Company for cause or voluntary resignation by the NEO without good reason if we elect to enforce a three-month non-competition covenant; and (iii) an Involuntary Termination within 18 months after a change of control. In addition, if a change of control occurs during the employment of our CEO, CLO and COO, all unvested time-based equity awards will accelerate and vest on the effective date of the change of control, and unvested equity awards subject to performance-based vesting (currently, PRSUs) will vest in accordance with the terms of the applicable award agreement as described below;

•  Our CFO, as an eligible participant under our Severance Plan, is entitled to the same severance benefits as the CEO, CLO and COO, except for accelerated vesting of unvested time-based equity awards on the effective date of a change of control; and

•  Our CEOE is also entitled to similar benefits as provided under the Severance Plan (with the exception of payments upon termination for cause or voluntary resignation without good reason).

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This section is intended to discuss payments to our NEOs, assuming the termination from employment and/or a change of control occurred on December 31, 2025. Due to the number of factors that affect the nature and amount of any benefits provided upon the occurrence of the events discussed in this section, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and reductions to avoid the characterization of amounts payable in the event of a change of control as excess parachute payments under Sections 280G and 4999 of the Code.

The terms of the PRSUs awarded to our NEOs provide for accelerated vesting of all or a portion of the PRSUs upon an Involuntary Termination. Also, if a change of control occurs during the employment of our NEOs or during the 12-month period following an Involuntary Termination, all or a portion of the PRSUs will vest on the effective date of a change of control.

The terms of restricted stock awards granted to our NEOs on or after January 1, 2024 provide for full accelerated vesting upon the NEO’s “normal retirement,” subject to clawback in the event that the NEO commences work in the asset management or financial services industries after the NEO’s normal retirement. For purposes of such award agreements, “normal retirement” means that the NEO retires from active employment on or after reaching age 62 and having been employed by WisdomTree for at least seven years, provided that the NEO provides at least six months’ advance notice of their intention to retire.

Name	Change of Control ($)	Involuntary Termination Without Cause or for Good Reason ($)	Termination for Cause or Voluntary Resignation Without Good Reason ($)	Involuntary Termination Within 18 Months After a Change of Control ($)	Normal Retirement ($)
Jonathan Steinberg
Severance Arrangements	—	7,475,878(1)	900,007(2)	9,337,549(3)	—
Acceleration of Unvested Equity Awards	19,981,768(4)	14,193,503(5)	778,119(6)	19,981,768(7)	—
Total	19,981,768	21,669,381	1,678,126	29,319,317	—
Bryan Edmiston
Severance Arrangements	—	1,923,147(1)	269,183(2)	2,547,617(3)	—
Acceleration of Unvested Equity Awards	1,235,724(8)	1,742,162(5)	205,968(6)	2,814,866(7)	—
Total	1,235,724	3,665,309	475,151	5,362,482	—
Marci Frankenthaler
Severance Arrangements	—	1,878,006(1)	264,225(2)	2,493,075(3)	—
Acceleration of Unvested Equity Awards	2,737,277(4)	1,711,568(5)	201,014(6)	2,737,277(7)	—
Total	2,737,277	3,589,574	465,239	5,230,352	—
R. Jarrett Lilien
Severance Arrangements	—	5,095,024(1)	628,100(2)	6,420,700(3)	—
Acceleration of Unvested Equity Awards(9)	12,204,420(4)	8,668,288(5)	475,262(6)	12,204,420(7)	2,651,483(10)
Total	12,204,420	13,763,312	1,103,362	18,625,120	2,651,483
Alexis Marinof(11)
Severance Arrangements	—	2,255,291(1)	—	2,943,417(3)	—
Acceleration of Unvested Equity Awards	1,309,416(8)	1,841,936(5)	—	2,961,100(7)	—
Total	1,309,416	4,097,227	—	5,904,517	—

(1)     Represents an amount equal to the sum of: (i) Annual Base Salary; (ii) Termination Year Cash Incentive Compensation; (iii) Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 12 months.

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Executive Compensation

(2)     Represents an amount equal to the sum of: (i) 25% of the Annual Base Salary; (ii) 12.5% of the average cash incentive compensation paid to the NEO in the preceding three fiscal years; and (iii) the value of COBRA benefits for three months. The amounts are only payable if we elect to enforce a three-month non-competition covenant as described under “Employment Agreements and Severance Plan.”

(3)     Represents an amount equal to the sum of: (i) 1.75 times the Annual Base Salary; (ii) the Average Cash Incentive Compensation; (iii) 1.75 times the Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 21 months.

(4)     Represents the dollar value of all unvested equity awards that will accelerate and vest upon a change of control that occurs during employment based on the closing price of our common stock of $12.19 on December 31, 2025. Amounts reflected exclude adjustments made to the target number of unvested PRSUs for the reinvestment of dividend equivalents since the grant date.

(5)     Represents the dollar value of equity awards that would have vested in the 12-month period following the date of termination based on the closing price of our common stock of $12.19 on December 31, 2025. In addition, if a change of control occurs within 12 months after the date of termination, on the effective date of the change of control, all unvested restricted stock will accelerate and vest and unvested PRSUs will vest in accordance with the terms of the applicable award agreement. The dollar value of all equity awards that would vest upon a change of control in the 12-month period following the date of termination based on the closing price of our common stock of $12.19 on December 31, 2025 is as follows: Mr. Steinberg: $8,900,739; Mr. Edmiston: $1,896,577; Ms. Frankenthaler: $1,829,764; Mr. Lilien: $5,437,178; and Mr. Marinof: $1,986,237. Amounts reflected exclude adjustments made to the target number of unvested PRSUs for the reinvestment of dividend equivalents since the grant date.

(6)     Represents 25% of the dollar value of unvested restricted stock that would have vested in the one-year period following the date of termination based on the closing price of our common stock of $12.19 on December 31, 2025. The amount is only payable if we elect to enforce a three-month non-competition covenant as described under “Employment Agreements and Severance Plan.”

(7)     Represents the dollar value of unvested equity awards that accelerate and vest in connection with an involuntary termination without cause or for good reason within 18 months after a change of control based on the closing price of our common stock of $12.19 on December 31, 2025. Amounts reflected exclude adjustments made to the target number of unvested PRSUs for the reinvestment of dividend equivalents since the grant date.

(8)     Represents the dollar value of unvested PRSUs (excluding adjustments that are made to the target for the reinvestment of dividend equivalents since the grant date) that will accelerate and vest in accordance with the terms of the applicable award agreement upon a change of control that occurs during employment based on the closing price of our common stock of $12.19 on December 31, 2025.

(9)     All of Mr. Lilien’s unvested shares of restricted stock granted prior to 2024 and all of his unvested PRSUs will remain outstanding and continue to vest upon his “normal retirement” (as defined in the agreements representing such awards). All of Mr. Lilien’s unvested shares of restricted stock granted on or after January 1, 2024 will fully accelerate and vest upon his “normal retirement.” None of the NEOs other than Mr. Lilien, was eligible for normal retirement as of December 31, 2025.

(10)   Represents the dollar value of unvested equity awards that accelerate and vest in connection with normal retirement based on the closing price of our common stock of $12.19 on December 31, 2025.

(11)   Mr. Marinof is paid compensation in British pounds. The amount reflected is reported in U.S. dollars using the exchange rate of $1.3493 to £1 at December 31, 2025.

WisdomTree, Inc. | 2026 Proxy Statement   63

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Stock Ownership Table

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the record date (except as otherwise indicated in the footnotes) by (i) each person (including any “group” of persons as that term is used in Section 13d-3 of the Exchange Act) we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our named executive officers; (iii) each of our directors and director-nominees; and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole voting and investment power with respect to the shares they beneficially own, subject to applicable community property laws. Unless otherwise noted, the business address of each of the persons and entities that beneficially own 5% or more of the outstanding shares of common stock is c/o WisdomTree, Inc., 250 West 34th Street, 3rd Floor, New York, NY 10119. We have based our calculation of the percentage of beneficial ownership on 152,437,434 shares of our common stock outstanding as of April 23, 2026, the record date, including shares of restricted stock issued to our employees and directors but not yet vested.

64   WisdomTree, Inc. | 2026 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the record date upon the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.

Beneficial Holder	Number	Percentage
Executive Officers
Bryan Edmiston(1)	271,667	0.2
Marci Frankenthaler(2)	315,272	0.2
R. Jarrett Lilien(3)	1,140,245	0.7
Alexis Marinof(4)	256,272	0.2
William Peck(5)	243,168	0.2
Jonathan Steinberg(6)	9,764,116	6.4
David Yates(7)	172,499	0.1
Peter M. Ziemba(8)	985,686	0.6
Directors and Nominees
Lynn S. Blake(9)	57,062	*
Anthony Bossone(10)	645,389	0.4
Smita Conjeevaram(11)	77,368	*
Rilla Delorier(12)	31,851	*
Daniela Mielke(13)	51,324	*
Shamla Naidoo(14)	34,685	*
Win Neuger(15)	158,205	0.1
Tonia Pankopf(16)	34,962	*
Frank Salerno(17)	222,836	0.1
All directors and executive officers as a group (16 persons)	14,239,771	10.1
Other 5% or Greater Stockholders
BlackRock, Inc.(18)	18,335,140	13.0
FMR LLC(19)	17,076,660	12.1
The Vanguard Group, Inc.(20)	15,475,478	10.2
Wellington Management Group LLP(21)	11,592,215	8.2

*         Less than 0.1%.

(1)     Includes 98,007 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Edmiston until they vest, but over which he exercises voting power.

(2)     Includes 90,758 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Ms. Frankenthaler until they vest, but over which she exercises voting power.

(3)     Includes 198,079 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Lilien until they vest, but over which he exercises voting power.

(4)     Includes 108,697 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Marinof until they vest, but over which he exercises voting power.

(5)     Includes 64,702 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Peck until they vest, but over which he exercises voting power.

WisdomTree, Inc. | 2026 Proxy Statement   65

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

(6)     Includes (i) 798 shares of common stock owned by Mr. Steinberg’s spouse with whom he may be deemed to share voting power; (ii) 16,889 shares of common stock held in a joint account with Mr. Steinberg’s spouse with whom he shares voting power; and (iii) 328,747 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Steinberg until they vest, but over which he exercises voting power.

(7)     Includes 62,539 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Yates until they vest, but over which he exercises voting power.

(8)     Includes 75,998 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Ziemba until they vest, but over which he exercises voting power.

(9)     Includes 9,871 deferred restricted stock units that vest within 60 days of the record date.

(10)   Includes 9,871 deferred restricted stock units that vest within 60 days of the record date.

(11)   Includes 9,871 deferred restricted stock units that vest within 60 days of the record date.

(12)   Includes 9,871 shares of restricted stock that vest within 60 days of the record date and are not transferable by Ms. Delorier until they vest, but over which she exercises voting power.

(13)   Includes 9,871 deferred restricted stock units that vest within 60 days of the record date.

(14)   Includes 9,871 shares of restricted stock that vest within 60 days of the record date and are not transferable by Ms. Naidoo until they vest, but over which she exercises voting power.

(15)   Includes 9,871 shares of restricted stock that vest within 60 days of the record date and are not transferable by Mr. Neuger until they vest, but over which he exercises voting power.

(16)   Includes 9,871 shares of restricted stock that vest within 60 days of the record date and are not transferable by Ms. Pankopf until they vest, but over which she exercises voting power.

(17)   Represents shares of common stock held in a joint account with Mr. Salerno’s spouse with whom he shares voting power.

(18)   Information reported pursuant to a Schedule 13G/A filed with the SEC on January 23, 2024. BlackRock, Inc. has filed as a parent holding company or control person on behalf of certain subsidiaries, none of which (except for BlackRock Fund Advisors) individually own 5% or more of our outstanding common stock. The business address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(19)   Information reported pursuant to a Schedule 13G/A filed with the SEC on February 5, 2026 based on ownership as of December 31, 2025. FMR LLC has filed as a parent holding company or control person on behalf of certain subsidiaries, none of which (except for Fidelity Management & Research Company LLC) individually own 5% or more of our outstanding common stock. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(20)   Information reported pursuant to a Schedule 13G/A filed with the SEC on July 10, 2024. The shares indicated in the table are beneficially owned by The Vanguard Group, Inc. (“Vanguard”) in its capacity as investment adviser and are owned of record by its clients. Vanguard reported that it had no sole voting power and shared voting power with respect to 252,826 shares, and that it had sole dispositive power with respect to 15,077,095 shares and shared dispositive power with respect to 398,383 shares. Vanguard subsequently reported on March 27, 2026 that due to an internal realignment it no longer has, or is deemed to have, beneficial ownership over Company securities beneficially owned by various subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis). The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(21)   Information reported pursuant to a Schedule 13G/A filed with the SEC on February 10, 2026 based on ownership as of December 31, 2025. The shares indicated in the table are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Wellington reports that it has no sole voting or dispositive power and that it shares voting power with respect to 7,185,566 shares and dispositive power with respect to 11,592,215 shares. The business address of Wellington is 280 Congress Street, Boston, MA 02210.

66   WisdomTree, Inc. | 2026 Proxy Statement

Certain Relationships and Related Transactions

Since January 1, 2025, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors or executive officers or holders of more than 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or material interest other than the transactions described below.

Stockholders Agreement

We are a party to an Amended and Restated Stockholders Agreement, dated December 21, 2006, between Michael Steinhardt, our former Chairman of the Board, and Jonathan Steinberg, our Chief Executive Officer. Under this agreement, Mr. Steinberg agreed to give Mr. Steinhardt a right-of-first refusal to purchase any shares he intends to sell if he were to sell any of his shares in a private transaction.

Investment in Ceres Funds

Effective in December 2025, members of our Board of Directors and our executive officers are permitted to invest personal capital, or the capital of family trusts or other estate planning vehicles they control, in certain Company-sponsored investment vehicles managed by Ceres. These investment opportunities are also made available to Ceres employees and other U.S.-based senior employees (director level and above) who have been determined to be eligible to participate in accordance with applicable laws and regulations. Investments by directors, executive officers and eligible employees are made on substantially the same terms and conditions as those offered to third-party investors in Ceres funds; however, management and performance fees are waived for participating employees but are not waived for participating directors. During the year ended December 31, 2025, no directors and executive officers made contributions of their own capital (and/or the capital of family trusts or other estate planning vehicles they control) to Ceres funds.

Related Person Transactions Policy and Procedures

In accordance with its written charter, our Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of our Audit Committee is required for all related party transactions. The term “related person transaction” refers to any transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC, except that “related party transactions” do not include compensation or employment arrangements that we disclose in our proxy statement (or, if the related person is an executive officer, that we would disclose if such person were a named executive officer).

WisdomTree, Inc. | 2026 Proxy Statement   67

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities (collectively, the “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Based solely on our review of such forms and written representations of the Reporting Persons received by us, we believe that the Reporting Persons have complied with the applicable filing requirements with respect to the year ended December 31, 2025, except for Tonia Pankopf, who filed a Form 4 late related to the acquisition of an aggregate of 277 shares of our common stock under a dividend reinvestment plan between November 2024 and February 2026.

68   WisdomTree, Inc. | 2026 Proxy Statement

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment, subject to compliance with Rule 14a-4(c) of the Exchange Act.

Forward-Looking Statements

This proxy statement contains a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to management’s assumptions, expectations, projections, intentions and/or beliefs about future events or occurrences. These forward-looking statements are based on management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this proxy statement, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

Websites

The information contained on the websites referenced in this proxy statement is not incorporated by reference into this proxy statement. Further, references to website URLs are intended to be inactive textual references only.

WisdomTree, Inc. | 2026 Proxy Statement   69

SCAN TO VIEW MATERIALS & VOTE WISDOMTREE, INC. ATTN: MARCI FRANKENTHALER 250 WEST 34TH STREET, 3RD FLOOR NEW YORK NY 10119 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Day of Meeting: www.virtualshareholdermeeting.com/WT26 VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1A Lynn S. Blake 1B Anthony Bossone 1C Smita Conjeevaram 1D Rilla Delorier 1E Daniela Mielke 1F Shamla Naidoo 1G Tonia Pankopf 1H Frank Salerno 1I Jonathan Steinberg For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. 2 To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. 3 To vote on an advisory resolution to approve the compensation of the Company’s named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000703955_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com WISDOMTREE, INC. Annual Meeting of Stockholders June 17, 2026 10:00 a.m., Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Marci Frankenthaler and Peter M. Ziemba, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WISDOMTREE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 17, 2026, as a live webcast at: www.virtualshareholdermeeting.com/WT26, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000703955_2 R2.09.05.010